Exhibit 10.14

Execution Version

AGREEMENT AND PLAN OF MERGER BY

AND AMONG

COASTAL DEFENSE INC.,

JEFFREY PARKER,

solely in his capacity as Target Company Representative,

AIRO GROUP HOLDINGS, INC.

AIRO GROUP, INC.

AND

COASTAL MERGER SUB, INC.

DATED AS OF OCTOBER 6, 2021

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		- 2 -

ARTICLE II THE MERGER		- 2 -

2.1	The Merger	- 2 -
2.2	Closing	- 2 -
2.3	Closing Deliverables	- 2 -
2.4	Effective Time	- 4 -
2.5	Effects of the Merger	- 4 -
2.6	Certificate of Incorporation; By-laws	- 4 -
2.7	Directors, Managers and Officers	- 4 -
2.8	Effect of the Merger on Common Stock	- 4 -
2.9	Dissenting Shares	- 5 -
2.10	Surrender and Payment	- 5 -
2.11	No Further Ownership Rights in Target Company Common Stock	- 6 -
2.12	Adjustments	- 6 -
2.13	Withholding Rights	- 6 -
2.14	Lost Certificates	- 7 -
2.15	Closing Adjustments	- 7 -
2.16	Consideration Spreadsheet	- 8 -
2.17	PPP Escrow Amount	- 8 -

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE TARGET COMPANY		- 9 -

3.1	Organization and Qualification of the Target Company	- 9 -
3.2	Authority; Board Approval	- 9 -
3.3	No Conflicts; Consents	- 10 -
3.4	Capitalization	- 10 -
3.5	Subsidiaries	- 11 -
3.6	Financial Statements	- 11 -
3.7	Undisclosed Liabilities	- 12 -
3.8	Absence of Certain Changes, Events and Conditions	- 12 -
3.9	Material Contracts	- 14 -
3.10	Title to Assets; Real Property	- 15 -
3.11	Condition and Sufficiency of Assets	- 16 -
3.12	Intellectual Property	- 16 -
3.13	Inventory	- 18 -

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3.14	Accounts Receivable	- 18 -
3.15	Customers and Suppliers	- 18 -
3.16	Insurance	- 19 -
3.17	Legal Proceedings; Governmental Orders	- 19 -
3.18	Compliance with Laws; Permits	- 19 -
3.19	Employee Benefit Matters	- 20 -
3.20	Employment Matters	- 23 -
3.21	Taxes	- 24 -
3.22	Product Warranties and Liabilities	- 26 -
3.23	Books and Records	- 26 -
3.24	Bank Accounts; Names and Locations	- 26 -
3.25	Related Party Transactions	- 27 -
3.26	Powers of Attorney	- 27 -
3.27	Brokers	- 27 -
3.28	CARES Act Matters	- 27 -
3.29	Indebtedness	- 27 -
3.30	No Other Representations and Warranties	- 27 -

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF HOLDINGS, AIRO GROUP AND MERGER SUB		- 28 -

4.1	Organization and Authority of Holdings,	- 27 -
4.2	No Conflicts; Consents	- 28 -
4.3	Tax Status of Holdings	- 28 -
4.4	No Prior Merger Sub Operations	- 28 -
4.5	Brokers	- 28 -
4.6	Legal Proceedings	- 28 -
4.7	Full Disclosure	- 29 -
4.8	Capitalization of Holdings	- 29 -
4.9	Capitalization of AIRO Group	- 29 -
4.10	Reliance	- 30 -

ARTICLE V COVENANTS		- 30 -

5.1	Conduct of Business Prior to the Closing	- 30 -
5.2	Access to Information	- 31 -
5.3	No Solicitation of Other Bids	- 32 -
5.4	Target Company Stockholders Consent	- 32 -
5.5	Notice of Certain Events	- 33 -
5.6	Reserved	- 34 -

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5.7	Governmental Approvals and Consents	- 34 -
5.8	Directors’ and Officers’ Indemnification and Insurance	- 35 -
5.9	Closing Conditions	- 36 -
5.10	Public Announcements	- 36 -
5.11	New Board	- 36 -
5.12	Equity Securities	- 37 -
5.13	Disclosure Schedules	- 37 -
5.14	Directors and Officers; Employees	- 37 -
5.15	Audit Expenses	- 37 -
5.16	Indebtedness Payoff	- 37 -
5.17	Further Assurances	- 38 -

ARTICLE VI TAX MATTERS		- 38 -

6.1	Tax Covenants	- 38 -
6.2	Termination of Existing Tax Sharing Agreements	- 38 -
6.3	Tax Indemnification	- 38 -
6.4	Tax Returns	- 39 -
6.5	Straddle Period	- 40 -
6.6	Contests	- 40 -
6.7	Cooperation and Exchange of Information	- 40 -
6.8	Tax Treatment of Indemnification Payments	- 40 -
6.9	Payments to Holdings	- 40 -
6.10	FIRPTA Statement	- 41 -
6.11	Tax Treatment of Transaction	- 41 -
6.12	Survival	- 41 -
6.13	Overlap	- 41 -

ARTICLE VII CONDITIONS TO CLOSING		- 41 -

7.1	Conditions to Obligations of All Parties	- 41 -
7.2	Conditions to Obligations of Holdings,	- 42 -
7.3	Conditions to Obligations of Target Company	- 43 -

ARTICLE VIII INDEMNIFICATION		- 44 -

8.1	Survival	- 44 -
8.2	Indemnification by Target Company Stockholders	- 44 -
8.3	Indemnification by Holdings and AIRO Group	- 45 -
8.4	Certain Limitations	- 45 -
8.5	Indemnification Procedures	- 45 -
8.6	Payments; Setoff	- 47 -

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8.7	Tax Treatment of Indemnification Payments	- 47 -
8.8	Effect of Investigation	- 47 -
8.9	Exclusive Remedies	- 48 -

ARTICLE IX TERMINATION		- 48 -

9.1	Termination	- 48 -
9.2	Effect of Termination	- 49 -

ARTICLE X MISCELLANEOUS		- 49 -

10.1	Target Representative	- 49 -
10.2	Expenses	- 51 -
10.3	Notices	- 51 -
10.4	Interpretation	- 52 -
10.5	Headings	- 52 -
10.6	Severability	- 52 -
10.7	Entire Agreement	- 52 -
10.8	Successors and Assigns	- 53 -
10.9	No Third-Party Beneficiaries	- 53 -
10.10	Amendment and Modification; Waiver	- 53 -
10.11	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	- 53 -
10.12	Arbitration Procedure	- 54 -
10.13	Specific Performance	- 55 -
10.14	Counterparts	- 55 -
10.15	Representation Disclosure	- 56 -
10.16	Certain Acknowledgments	- 56 -
10.17	Unwind	- 56 -

iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 6, 2021, is entered into by and among Coastal Defense Inc., a Pennsylvania corporation (“Target Company”), Jeffrey Parker (“Target Representative”), AIRO Group Holdings, Inc. (“Holdings”), a newly-incorporated Delaware corporation, AIRO Group, Inc. a Delaware corporation and wholly owned subsidiary of Holdings (“AIRO Group”) and Coastal Merger Sub, Inc., a newly-incorporated Delaware corporation (“Merger Sub” and together with Target Company, Target Representative and Holdings, each a “Party” and collectively the “Parties”).

WHEREAS, except as otherwise expressly provided in this Agreement, the Parties desire to enter into a transaction in which Holdings will acquire all of Target Company’s equity in exchange for Holdings Common Stock and Promissory Notes through a reverse subsidiary merger (the “Merger”) of Merger Sub with and into Target Company, whereby Target Company will be the Surviving Entity thereof, and Holdings shall be the sole owner of the Surviving Entity after the Merger;

WHEREAS, the Target Company Board has (a) determined that this Agreement and the transactions contemplated hereby, including, as applicable, the Merger and the other transactions described in this Agreement, are in the best interests of the Target Company and the Target Company Stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including, as applicable, the Merger and the other transactions described in this Agreement, and (c) resolved to recommend adoption of this Agreement by the Target Company Stockholders in accordance with the Act and all other applicable Laws;

WHEREAS, following the execution of this Agreement, Target Company shall seek to obtain, in accordance with the Act, a written consent of its stockholders approving this Agreement, including, as applicable, the Merger and the other transactions described in this Agreement and the transactions contemplated hereby in accordance with the Act;

WHEREAS, the respective boards of directors of Holdings, AIRO Group and Merger Sub have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Holdings, AIRO Group, Merger Sub and their respective stockholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, substantially concurrent with the execution and delivery of this Agreement (unless a different execution timeframe is specifically noted in Annex D), Holdings will be executing and delivering agreements and plans of merger or stock purchase agreements (or any other business combination permitted by such other agreements (collectively, the “Other Business Combination Agreements”)), with other target companies listed on Annex D (the “Other Business Combination Parties”) in the base consideration amounts listed on Annex E (subject to closing adjustments and offsets as set forth in the applicable Other Business Combination Agreements), effecting business combination transactions (each an “Other Business Combination”) on terms and conditions substantially similar to the terms and conditions of this Agreement (except for the aggregate amount of the merger consideration to be paid to the equity owners of such Other Business Combination Parties).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

DEFINITIONS

Certain terms used but not defined in this Agreement shall have the meanings specified or referred to in Annex A.

Article II

THE MERGER

2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement and in accordance with the Act, at the Effective Time, (a) Merger Sub will merge with and into Target Company, and (b) the separate corporate existence of Merger Sub will cease and Target Company will continue its company existence under the Act as the Surviving Entity in the Merger (sometimes referred to herein as the “Surviving Entity”).

2.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place remotely via the exchange of documents and signatures on the third Business Day following the satisfaction or waiver of each of the conditions set forth in Article VII (other than those conditions that are to be satisfied at the Closing), or on such other date as the Parties mutually agree in writing. Immediately prior to the Closing, the Parties (other than the Target Representative) and their respective counsel shall participate in a teleconference to confirm the satisfactory receipt of the deliveries set forth in Section 2.3 of this Agreement and to authorize the Closing and the delivery and performance of this Agreement and the other Transaction Documents. All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor any documents deemed to have been executed or delivered until all proceedings and documents have been taken, executed and delivered. The date on which the Closing is actually held is referred to herein as the “Closing Date.”

2.3 Closing Deliverables.

(a) At or prior to the Closing, Target Company shall deliver to Holdings the following:

(i) a certificate, dated the Closing Date and signed by a duly authorized officer of the Target Company, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(ii) a certificate of the Secretary (or equivalent officer) of the Target Company certifying that (a) attached thereto are true and complete copies of (1) all resolutions adopted by the Target Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, (2) resolutions of the Target Company Stockholders approving the Merger and adopting this Agreement, and (3) the certificate of incorporation and bylaws, and all amendments thereto (the “Target Organization Documents”), (b) with respect to the resolutions of the Target Company Board and Target Company Stockholder, all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (c) with respect to the Target Organizational Documents, such documents are in full force and effect and that no amendment to such documents has occurred since the date of the last amendment annexed thereto;

(iii) a certificate of the Secretary (or equivalent officer) of the Target Company certifying the names and signatures of the officers of the Target Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

( ) a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Target Company is organized;

(i) the Consideration Spreadsheet contemplated in Section 2.16;

(ii) the FIRPTA Statement;

(iii) if applicable, the PPP Escrow Agreement, duly executed by the Target Representative and the PPP Escrow Agent; and

(iv) such other documents or instruments as Holdings reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) At the Closing, Holdings shall deliver to Target Company (or such other Person as may be specified herein) the following:

(i) each of the Promissory Notes made payable to each Target Company Stockholder and in the principal amounts set forth in the Consideration Spreadsheet duly executed by Holdings;

(ii) stock certificates representing the portion of Holdings Equity allocated to each Target Company Stockholder in accordance with such Target Company Stockholder’s Pro Rata Share, as shown in the Consideration Spreadsheet;

(iii) a certificate, dated the Closing Date and signed by a duly authorized officer of Holdings, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(iv) a certificate of the Secretary (or equivalent officer) of Holdings, AIRO Group and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors and consents of the stockholders of Holdings, AIRO Group and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(v) a certificate of the Secretary (or equivalent officer) of Holdings, AIRO Group and Merger Sub certifying the names and signatures of the officers of Holdings, AIRO Group and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(vi) if applicable, the PPP Escrow Agreement, duly executed by Holdings;

(vii) such amendments, guarantees, collateral pledges, security agreements and other agreements and instruments, duly executed by Holdings and other Subsidiaries of Holdings as may be required by each lender holding any of the Target Company Indebtedness; and

(viii) such other documents or instruments as Target Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

2.4 Effective Time. Subject to the provisions of this Agreement, at the Closing, Target Company, on one hand, and Holdings and Merger Sub, on the other hand, shall cause a certificate of merger or similar document effecting the Merger with respect to Target Company and Merger Sub (the “Certificate of Merger”) to be executed, acknowledged and filed with the applicable offices set forth in Annex C (attached hereto and incorporated herein fully by this reference) in accordance with the relevant provisions of the Act and shall make all other filings or recordings required under the Act. The Merger shall become effective at such time as the Certificate of Merger (or similar document) has been duly filed with the applicable offices set forth in Annex C, or at such later date or time as may be agreed by such Target Company and Holdings in writing and specified in the Certificate of Merger in accordance with the Act (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

2.5 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Act. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Target Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions and duties of each of the Target Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Entity.

2.6 Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation or certificate of formation, as applicable, of the Target Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation or certificate of formation, as applicable of the Surviving Entity until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of the Target Company as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Entity until thereafter amended in accordance with the terms thereof, the certificate of incorporation or certificate of formation, as applicable, of such Surviving Entity or as provided by applicable Law. Additionally, in each case, that the name of the corporation or company set forth therein shall be changed to the name of the Target Company.

2.7 Directors, Managers and Officers. The directors, managers and officers of the Target Company, in each case, as appropriate, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors, managers and officers, respectively, of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Entity and subject to Section 5.14.

2.8 Effect of the Merger on Common Stock. At the Effective Time, as a result of the Merger and without any action on the part of Holdings, Merger Sub, the Target Company or any Target Company Stockholder:

(a) Shares of Target Company Common Stock or such other equity security that are issued and outstanding in respect of Target Company (the “Shares”) that are owned by the Target Company (as treasury stock or otherwise) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled and retired in accordance with Section 2.8(a), and (ii) Dissenting Shares) shall be converted into the right to receive its Pro Rata Share of the Merger Consideration at the time and subject to the contingencies specified herein.

(c) Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Entity.

2.9 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.8, Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 2.8(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights in accordance with Act (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the Act with respect to such Shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by the Act; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to dissent pursuant to the Act or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Act, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.8(b), without interest thereon. The Target Company shall provide Holdings prompt written notice of any demands received by the Target Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Target Company prior to the Effective Time pursuant to the Act that relates to such demand, and Holdings shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. The Target Company shall give notice to Target Company Stockholders of their right to dissent and such notice shall comply with the Act. Except with the prior written consent of Holdings, the Target Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

2.10 Surrender and Payment.

(a) At the Effective Time, all Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 2.9, either (i) each holder of a certificate formerly representing any Shares (each, a “Certificate”) shall cease to have any rights as a stockholder of the Target Company; or (ii) in the case of uncertificated shares, such holder shall cease to have any rights as a stockholder of the Target Company without any further action.

(b) Holdings, or a transfer agent appointed by Holdings, shall act as the exchange agent in the Merger (the “Exchange Agent”).

(c) As promptly as practicable following the date hereof and in any event not later than five (5) Business Days thereafter, Holdings shall mail to each holder of Target Company Common Stock a letter of transmittal in the form attached hereto as Exhibit A (a “Letter of Transmittal”) and instructions for use in effecting the surrender of Certificates in exchange for the applicable portion of Merger Consideration pursuant to Section 2.8(b). Holdings shall, no later than the later of (i) the Closing Date or (ii) five (5) Business Days after receipt of a Certificate, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that Holdings may reasonably require in connection therewith, deliver to the holder of such Certificate such holder’s portion of the Merger Consideration as provided in Section 2.8(b) with respect to such Certificate so surrendered and the Certificate shall forthwith be cancelled. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Target Company Common Stock (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 2.8(b). If after the Effective Time, any Certificate is presented to Holdings, it shall be cancelled and exchanged as provided in this Section 2.10.

(d) Each Target Company Stockholder shall also be entitled to any amounts that may be payable in the future in respect of the Shares formerly represented by such Certificate as provided in this Agreement and the Promissory Notes, at the respective time and subject to the contingencies specified herein and therein. Unless otherwise provided herein or in the Promissory Notes, no interest shall be paid or accrued for the benefit of Target Company Stockholders on the Promissory Note Principal Amount.

(e) If any portion of the Merger Consideration is to be delivered to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such delivery that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment or delivery shall pay to Holdings any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Holdings that such Tax has been paid or is not payable.

(f) Any portion of the Merger Consideration that remains unclaimed by the Target Company Stockholders ninety (90) days after the Effective Time shall be returned to Holdings, upon demand, and any such Target Company Stockholder who has not exchanged Certificates for the Merger Consideration in accordance with this Section 2.10 prior to that time shall thereafter look only to Holdings for delivery of the Merger Consideration. Notwithstanding the foregoing, Holdings shall not be liable to any holder of Certificates for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by Target Company Stockholders two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Holdings free and clear of any claims or interest of any Person previously entitled thereto.

(g) Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Holdings, upon demand.

2.11 No Further Ownership Rights in Target Company Common Stock. All Merger Consideration delivered or deliverable upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been delivered or deliverable in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Entity. If, after the Effective Time, Certificates are presented to the Surviving Entity, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II and elsewhere in this Agreement.

2.12 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock or equity securities of the Target Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

2.13 Withholding Rights. Each of the Exchange Agent, Holdings, Merger Sub and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Holdings, Merger Sub or the Surviving Entity, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Holdings, Merger Sub or the Surviving Entity, as the case may be, made such deduction and withholding.

2.14 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Holdings, the posting by such Person of a bond, in such reasonable amount as Holdings may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be delivered in respect of the Shares formerly represented by such Certificate as contemplated under this Article II.

2.15 Closing Adjustments.

(a) No later than ten (10) Business Days prior to the Closing Date, the Target Company will deliver to Holdings the Target Company’s calculation of the Merger Consideration, including the Company’s good-faith estimate of each of: (i) the Closing Working Capital and the resulting Working Capital Adjustment, (ii) the Closing Indebtedness Amount and the resulting Indebtedness Adjustment, and (iii) the total amount of Transaction Expenses that are incurred and unpaid by the Target Company as of the Closing and the resulting Transaction Expense Adjustment, in reasonable detail (the “Closing Statement”). Such estimates will be based on the Target Company’s books and records, the best estimate of the management of the Target Company and other information then available and will be prepared in accordance with GAAP. Holdings will have the right to review the Closing Statement and such supporting documentation or data of the Target Company as Holdings may reasonably request. If Holdings does not agree with the Closing Statement, the Target Company and Holdings will negotiate in good faith to mutually agree on an acceptable Closing Statement no later than five (5) Business Days prior to the Closing Date, and the Target Company will consider in good faith any proposed comments or changes that Holdings may reasonably suggest; provided, however, that the failure to include in the Closing Statement any changes proposed by Holdings, or the acceptance by Holdings of the Closing Statement, or the consummation of the Closing, will not limit or otherwise affect Holdings’ remedies under this Agreement, including Holdings’ right to include such changes or other changes in the Closing Statement, or constitute an acknowledgment by Holdings of the accuracy of the Closing Statement; provided, further, that the failure of Holdings and the Target Representative to reach such mutual agreement will not give any party the right to terminate this Agreement or otherwise fail to close the transactions contemplated hereunder.

(b) The “Working Capital Adjustment” shall be an amount equal to: (i) in the event the Closing Working Capital is less than seventy-five percent (75%) of Target Working Capital the amount by which the Closing Working Capital is less than the Target Working Capital; (ii) in the event the Closing Working Capital is greater than one hundred twenty-five percent (125%) of the Target Working Capital, the amount by which the Closing Working Capital is greater than the Target Working Capital; or (iii) in the event the Closing Working Capital is within seventy-five percent (75%) and one hundred twenty-five percent (125%) of Target Working Capital, zero Dollars ($0.00). The Working Capital Adjustment shall be applied to (deducted from or added to, as the case may be) the Promissory Note Principal Amount payable to the Target Company Stockholders under the Promissory Notes.

(c) The “Indebtedness Adjustment” shall be an amount equal to: (i) in the event the amount of Target Company Indebtedness at Closing is greater than the Indebtedness Target, the amount by which the Target Company Indebtedness at Closing is greater than the Indebtedness Target or (ii) in the event Target Company Indebtedness at Closing is less than or equal to the Indebtedness Target, zero Dollars ($0.00). The Indebtedness Adjustment shall be applied to (deducted from) the Promissory Note Principal Amount payable to the Target Company Stockholders under the Promissory Notes.

(d) The “Transaction Expense Adjustment” shall be an amount equal to the Transaction Expenses that remain unpaid at Closing as reflected on the Closing Statement. The Transaction Expense Adjustment shall be applied to (deducted from) the Promissory Note Principal Amount payable to the Target Company Stockholders under the Promissory Notes.

2.16 Consideration Spreadsheet.

(a) Annex B to this Agreement describes the Holdings Equity and the Promissory Note Principal Amount deliverable in connection with the Merger, subject to any applicable adjustments contained herein.

(b) At least ten (10) Business Days before the Closing and concurrently with the delivery of the Closing Statement, Target Company shall prepare and deliver to Holdings a spreadsheet (the “Consideration Spreadsheet”), certified by the Chief Executive Officer and Chief Financial Officer (or their functional equivalent) of Target Company, which shall set forth, as of the Closing Date and immediately prior to the Effective Date, the following:

(i) the names and addresses of all Target Company Stockholders and the number of Target Company Common Stock held by such Persons;

(ii) detailed calculations of the Fully Diluted Share Number; and

(iii) each Target Company Stockholder’s Pro Rata Share (as a percentage interest and the interest in dollar terms) of the Holdings Equity portion and the Promissory Notes portion of the Merger Consideration.

(c) The parties agree that Holdings and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under Article II and Holdings and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

2.17 PPP Escrow Amount. Holdings and the Target Representative hereby agree that the PPP Escrow Amount shall be held by the PPP Escrow Agent in the PPP Escrow Account, in accordance with the PPP Escrow Agreement; provided, however, Holdings and the Target Representative shall promptly (and in any event within three (3) Business Days thereafter) deliver a joint written instruction to the PPP Escrow Agent, pursuant to the PPP Escrow Agreement, instructing the PPP Escrow Agent to release the PPP Escrow Amount to the Target Representative (which shall thereafter pay such funds to the Target Company Stockholders in accordance with their Pro Rata Share) upon the date on which the Target Company receives an SBA Determination; provided further, however, that if such SBA Determination indicates that less than 100% of the PPP Loan has been forgiven, then such joint written instruction shall instruct the Escrow Agent to release (a) only a portion of the PPP Escrow Amount that is equal to the amount of the PPP Loan that has been forgiven (if any) to the Target Representative (which shall thereafter pay such funds to the Target Company Stockholders in accordance with their Pro Rata Share), and (b) the remainder to Holdings.

Article III

REPRESENTATIONS AND WARRANTIES OF THE TARGET COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, which shall be delivered at the time set forth in, and in accordance with, Section 5.13, Target Company represents and warrants to Holdings that the statements contained in this Article III about Target Company are true and correct as of the date hereof. For the avoidance of doubt, Target Company may submit Disclosure Schedules with respect to any section in Article III, regardless of that absence of a specific reference to applicable exceptions and applicable Disclosure Schedules in the specific sections in this Article III. Unless the context otherwise requires, references to the “Target Company” in this Article III shall be deemed to refer to the Target Company and its Subsidiaries.

3.1 Organization and Qualification of the Target Company. The Target Company is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation or organization as shown on Annex A and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.1 of the Disclosure Schedules sets forth each jurisdiction in which the Target Company is licensed or qualified to do business, and the Target Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

3.2 Authority; Board Approval.

(a) Target Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of Target Company Stockholders representing a majority of the outstanding Shares or such vote required under the Target Company Charter Documents (“Requisite Target Company Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Target Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Target Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Target Company and no other corporate proceedings on the part of the Target Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Target Company Vote. The Requisite Target Company Vote is the only vote or consent of the holders of any class or series of the Target Company’s capital stock (or other equity securities) required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Target Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Target Company enforceable against the Target Company in accordance with its terms. When each Ancillary Document to which the Target Company is or will be a party has been duly executed and delivered by the Target Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Target Company enforceable against it in accordance with its terms.

(b) The Target Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors or managers of the Target Company duly called and held and, as of the hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, if applicable to it, are fair to, and in the best interests of, the Target Company Stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the Act, (iii) directed that this Agreement be submitted to the Target Company Stockholders for adoption in accordance with the Act and the certificate of incorporation and bylaws of the Target Company, and (iv) resolved to recommend that the Target Company Stockholders adopt the “plan of Merger” (if applicable to it) set forth in this Agreement (collectively, the “Target Company Board Recommendation”) and directed that such matter be submitted for consideration of the Target Company Stockholders at the Target Company Stockholders Meeting or, in lieu of such meeting, for approval by written consent of the Target Company Stockholders pursuant to Section 228 of the Act.

3.3 No Conflicts; Consents. The execution, delivery and performance by the Target Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of the Target Company (“Target Company Charter Documents”); (ii) subject to, in the case of the Merger, obtaining the Requisite Target Company Vote, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Target Company; (iii) except as set forth in Section 3.3 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Target Company is a party or by which the Target Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Target Company; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Target Company. Except for any consent or approval required under, by, or pursuant to Government Contracts as set forth on Section 3.3 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Target Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings as may be required under the HSR Act.

3.4 Capitalization.

(a) Section 3.4(a) of the Disclosure Schedule sets forth the authorized capital stock (or other equity securities) of the Target Company and the number Shares that are issued and outstanding as of the close of business on the date of this Agreement.

(b) Section 3.4(b) of the Disclosure Schedules set forth, as of the date hereof, the name of each Person that is the registered owner of any Shares and the number of Shares owned by such Person.

(c) Except as disclosed on Section 3.4(c) of the Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Target Company is authorized or outstanding, and (ii) there is no commitment by the Target Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Target Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Target Company Common Stock.

(d) All issued and outstanding shares of Target Company Common Stock (or other equity securities) are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Target Company Charter Documents or any agreement to which the Target Company is a party; and (iii) free of any Encumbrances created by the Target Company in respect thereof. All issued and outstanding shares of Target Company Common Stock were issued in compliance with applicable Law.

(d) Except as disclosed on Section 3.4(e) of the Disclosure Schedules, no outstanding Target Company Common Stock is subject to vesting or forfeiture rights or repurchase by the Target Company, except pursuant to appraisal rights in the Act. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Target Company or any of its securities.

(e) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Target Company were undertaken in compliance with the Target Company Charter Documents then in effect, any agreement to which the Target Company then was a party and in compliance with applicable Law.

3.5 Subsidiaries. Section 3.5 of the of the Disclosure Schedules correctly sets forth the name of each Subsidiary of the Target Company, the jurisdiction of its organization and the Persons owning the outstanding equity interest of such Subsidiary. Each Subsidiary of the Target Company is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and possesses all requisite power and authority necessary to own its properties and to carry on its businesses as now being conducted and as presently proposed to be conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business requires it to qualify, except where the failure to so qualify would not have a Material Adverse Effect. All of the equity interest of each Subsidiary of the Target Company is validly issued, fully paid and nonassessable, and, except as set forth on Section 3.5 of the of the Disclosure Schedules, all of the equity interest of each such Subsidiary is owned by the Target Company free and clear of all Encumbrances. There are no outstanding rights or options to subscribe for or to purchase any equity interest of any Subsidiary of the Target Company or any stock or securities convertible into or exchangeable for such equity interest. No Subsidiary of the Target Company is subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its equity interest or any warrants, options or other rights to acquire its equity interest. None of the equity interest of any Subsidiary of the Target Company is subject to, or was issued in violation of, any purchase option, call option, right of first refusal or offer, co-sale or participation right, preemptive right, subscription right or similar right. Except as set forth on Section 3.5 of the of the Disclosure Schedules, neither the Target Company nor any of its Subsidiaries owns or holds the right to acquire any Capital Stock or any other security or interest in any other Person or has any obligation to make any Investment in any Person. Section 3.5 of the Disclosure Schedules sets forth a list of all officers and directors of each of the Target Company’s Subsidiaries. The copies of each Subsidiary’s certificate of incorporation and bylaws (or similar governing documents or operating agreements) have been furnished to Holdings, reflect all amendments made thereto at any time prior to the date of this Agreement and are true, correct and complete.

3.6 Financial Statements.

(a) Complete copies of the Target Company and its Subsidiaries’ unaudited financial statements consisting of the consolidated balance sheet of the Target Company and its Subsidiaries as at December 31 in each of the years 2020, 2019 and 2018 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and consolidated unaudited financial statements consisting of the balance sheet of the Target Company and its Subsidiaries as at June 30, 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules.

(b) As soon as possible after the date of this Agreement, but in no event less than fifteen (15) Business Days prior to the Closing, Target Company shall deliver to each of the other Parties complete copies of its audited Annual Financial Statements (for 2019 and 2020) and its reviewed Interim Financial Statements (consisting of reviewed consolidated unaudited financial statements consisting of the balance sheet of the Target Company and its Subsidiaries as at June 30, 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six-month period then ended). Upon delivery, the term Annual Financial Statements shall include such audited financial statements, the term Interim Financial Statements shall include such reviewed financial statements, and the term Financial Statements shall include both such audited and reviewed financial statements and shall be deemed to be included in the Disclosure Schedules.

(c) The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of the Target Company and its Subsidiaries, and fairly present the financial condition of the Target Company and its Subsidiaries as of the respective dates they were prepared and the results of the operations of the Target Company for the periods indicated. The balance sheet of the Target Company and its Subsidiaries as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Target Company and its Subsidiaries as of June 30, 2021 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Target Company maintains a standard system of accounting established and administered in accordance with GAAP.

(d) The audited Financial Statements shall have been audited in accordance with generally accepted auditing standards established by the Public Company Accounting Oversight Board.

3.7 Undisclosed Liabilities. Neither the Target Company nor any of its Subsidiaries has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

3.8 Absence of Certain Changes, Events and Conditions. Except as set forth in Section 3.8 of the Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, except for any event that may have been caused by any Law, rules regulations or other requirements of any Governmental Authorities in response to the COVID-19 pandemic, there has not been, with respect to the Target Company and its Subsidiaries, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Target Company Charter Documents;

(c) split, combination or reclassification of any shares of its capital stock (or other equity securities);

(d) issuance, sale or other disposition of any of its capital stock (or other equity securities) or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock (or other equity securities) that have not been disclosed herein;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock (or other equity securities) or redemption, purchase or acquisition of its capital stock (or other equity securities);

(f) material change in any method of accounting or accounting practice of the Target Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in the Target Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Target Company Intellectual Property or Target Company IP Agreements other than non-exclusive license in the ordinary course of business;

(l) material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) any capital investment in, or any loan to, any other Person;

(n) acceleration, termination, material modification to or cancellation of any Material Contract ;

(o) imposition of any Encumbrance upon any of the Target Company properties, capital stock (or other equity securities) or assets, tangible or intangible other than Permitted Encumbrances;

(p) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses associated with such change or termination exceed $10,000 or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(q) hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(r) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement, in each case whether written or oral;

(s) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(t) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u) except for the Merger, the adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(x) action by the Target Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Target Company in respect of any Post-Closing Tax Period;

(y) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing; or

(z) any material capital expenditures.

3.9 Material Contracts.

(a) Section 3.9(a) of the Disclosure Schedules lists each of the following Contracts of the Target Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Target Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i) each Contract of the Target Company involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Target Company without penalty or without more than 90 days’ notice;

(ii) all Contracts that require the Target Company to purchase its total requirements of any product or service from a Person or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Target Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, and agency Contracts to which the Target Company is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Target Company is a party, and which are not cancellable without material penalty or without more than 90 days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Target Company;

(viii) all Contracts with any Governmental Authority to which the Target Company is a party (“Government Contracts”);

(ix) all Contracts that limit or purport to limit the ability of the Target Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Target Company is a party that provide for any joint venture, partnership or similar arrangement by the Target Company;

(xi) any Contracts with any customers; and

(xii) any other Contract that is material to the Target Company and not previously disclosed pursuant to this Section 3.9.

(b) Each Material Contract is valid and binding on the Target Company in accordance with its terms and is in full force and effect. None of the Target Company or, to the Target Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To the Target Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

3.10 Title to Assets; Real Property.

(a) The Target Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple, or if the Real Property is located outside the United States of America, full and irrevocable) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Annual Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii) liens for Taxes not yet due and payable;

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent, and which are not, individually or in the aggregate, material to the business of the Target Company;

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Target Company; or

(v) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Target Company.

(b) Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Target Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, the Target Company has delivered or made available to Holdings true, complete and correct copies of the deeds and other instruments (as recorded) by which the Target Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Target Company and relating to the Real Property. With respect to leased Real Property, the Target Company has delivered or made available to Holdings true, complete and correct copies of any leases affecting the Real Property. The Target Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Target Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. To the Target Company’s Knowledge, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Target Company. There are no Actions pending nor, to the Target Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

3.11 Condition and Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Target Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Target Company, together with all other properties and assets of the Target Company, are sufficient for the continued conduct of the Target Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets used to conduct the business of the Target Company as currently conducted.

3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules lists all (i) Target Company IP Registrations and (ii) Target Company Intellectual Property, including software, that are not registered but that are material to the Target Company’s business or operations. All required filings and fees related to the Target Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Target Company IP Registrations are otherwise in good standing.

(b) Section 3.12(b) of the Disclosure Schedules lists all Target Company IP Agreements. The Target Company has provided Holdings with true and complete copies of all such Target Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Target Company IP Agreement is valid and binding on the Target Company in accordance with its terms and is in full force and effect. Neither the Target Company nor, to the Target Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Target Company IP Agreement.

(c) Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Target Company is the sole and exclusive legal and beneficial, and with respect to the Target Company IP Registrations, record, owner of all right, title and interest in and to the Target Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Target Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Target Company has entered into written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Target Company any ownership interest and right they may have in the Target Company Intellectual Property which such employees or independent contractors created or had a part in creating; and (ii) acknowledge the Target Company’s exclusive ownership of all Target Company Intellectual Property which such employees or independent contractors created or had a part in creating. The Target Company has provided Holdings with true and complete copies of a sample of such agreements.

(d) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Target Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Target Company’s business or operations as currently conducted.

(e) The Target Company has taken all reasonable steps to maintain the Target Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Target Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements or otherwise agree to protect and preserve the confidentiality thereof.

(f) The conduct of the Target Company’s business as currently and formerly conducted, and the products, processes and services of the Target Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Target Company Intellectual Property.

(g) There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to the Target Company’s Knowledge threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Target Company; (ii) challenging the validity, enforceability, registrability or ownership of any Target Company Intellectual Property or the Target Company’s rights with respect to any Target Company Intellectual Property; or (iii) by the Target Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Target Company Intellectual Property. The Target Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Target Company Intellectual Property.

3.13 Inventory. All inventory of the Target Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Target Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Target Company.

3.14 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Target Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Target Company, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Target Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

3.15 Customers and Suppliers. Section 3.15 of the Disclosure Schedules sets forth a list of the Target Company and its Subsidiaries’ top twenty (20) customers (on a consolidated basis) (by gross revenues generated from such customers). Section 3.15 of the Disclosure Schedules sets forth a list of the Target Company and its Subsidiaries’ top twenty (20) suppliers (on a consolidated basis) (by aggregate cost of products and/or services purchased from such suppliers), for the fiscal years ended December 31, 2019 and December 31, 2020. The Target Company has not received any oral or written notice from any such customer to the effect that, and neither the Target Company has any Knowledge that, any such customer will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, buying or prescribing products and/or services from the Target Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). The Target Company has not received any oral or written notice from any such supplier to the effect that, and the Target Company has no Knowledge that, any such supplier will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Target Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Target Company and relating to the assets, business, operations, employees, officers and directors of the Target Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Holdings. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Target Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Target Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who have an A.M. Best rating of not less than B++; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of the Target Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Target Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Target Company and are sufficient for compliance with all applicable Laws and Contracts to which the Target Company is a party or by which it is bound.

3.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to the Target Company’s Knowledge, threatened (i) against or by the Target Company affecting any of its properties or assets; or (ii) against or by the Target Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards arising from any Action against or affecting the Target Company or any of its properties or assets. The Target Company is in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules. No event has occurred, and, to the Target Company’s Knowledge, no circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

3.18 Compliance with Laws; Permits.

(a) The Target Company is, and has been, in compliance in all material respects with all applicable Laws relating to the operation of its business and the maintenance and operation of its properties and assets. No written notices have been received by, and no Actions have been initiated against, the Target Company alleging or pertaining to a violation of any such Laws. The Target Company has not made any bribes, kickback payments or other similar payments of cash or other consideration, including payments to customers or clients or employees of customers or clients for purposes of doing business with such Persons.

(b) The Target Company holds and is in compliance in all material respects with all material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations of all non-U.S., federal, state and local Governmental Authorities required for the conduct of its business and the ownership of its properties, and the attached Section 3.18(b)) of the Disclosure Schedules sets forth a list of all of such material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations. No written notices have been received by the Target Company alleging the failure to hold any of the foregoing.

(c) The Target Company has complied and is in compliance in all material respects with all applicable data protection, privacy and other Laws, in each case, governing the collection use, storage, distribution, transfer or disclosure (whether electronically or in any other form or medium) of all Personal Information, including by entering into agreements governing the flow of Personal Information across national borders and providing notice of such flow to each individual to whom such Personal Information relates as required by such Laws. All Personal Information in the custody or control of the Target Company has been collected, used, stored, distributed, transferred and disclosed with the consent of each individual to whom it relates as required by such Laws and has been used only for the purposes for which it was initially collected except as would not have a Material Adverse Effect. The Target Company has, and has had in place since December 31, 2016, a privacy policy governing the collection use, storage, distribution, transfer and disclosure of Personal Information by the Target Company, as the case may be, and has collected, used, stored, distributed, transferred and disclosed all Personal Information materially in accordance with such policy. Since December 31, 2016, there has not been any notice to, complaint against or audit, proceeding or investigation conducted or claim asserted with respect to the Target Company, by any Person (including any Governmental Authority) regarding the collection, use, storage, distribution, transfer or disclosure of Personal Information, and none is pending or, to the Knowledge of the Target Company, threatened (and to the Knowledge of the Target Company there is no basis for the same). The Target Company has implemented and is in compliance in all material respects with physical, technical and other measures complying with such Laws and meeting applicable industry standards to assure the integrity and security of transactions executed through its computer systems and of all confidential or proprietary data, including Personal Information. Except as set forth on Section 3.18(c) of the Disclosure Schedules, since December 31, 2016, there has been no actual or alleged material breach of security or unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any Personal Information, confidential or proprietary data or any other such information maintained or stored by or on behalf of the Target Company and there have been no facts or circumstances that would require the Target Company to give notice to any customers, vendors, consumers or other similarly situated Persons of any actual or perceived data security breaches pursuant to any Law or contract.

3.19 Employee Benefit Matters.

(a) Section 3.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is been maintained, sponsored, contributed to, or required to be contributed to by the Target Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Target Company or any spouse or dependent of such individual, or under which the Target Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Holdings or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.19(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Target Company has separately identified in Section 3.19(a) of the Disclosure Schedules (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Target Company primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

(b) With respect to each Benefit Plan, the Target Company has made available to Holdings accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Except as set forth in Section 3.19(c) of the Disclosure Schedules, each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including, if applicable, ERISA and the Code). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Target Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Holdings or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. Except as set forth in Section 3.19(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(d) Neither the Target Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan/except as set forth in Section 3.19(e) of the Disclosure Schedules, no such plan is a Multiemployer Plan, and (a) all contributions required to be paid by the Target Company or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan, (b) neither the Target Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (c) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not result in any material liability to the Target Company; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Target Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code/ except as set forth in Section 3.19(e) of the Disclosure Schedules, no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and no plan listed in Section 3.19(e) of the Disclosure Schedules has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f) Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Holdings, the Target Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Target Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g) Except as set forth in Section 3.19(g) of the Disclosure Schedules and other than as required under Section 601 et seq. of ERISA or other applicable Law, no Benefit Plan provides post- termination or retiree welfare benefits to any individual for any reason, and neither the Target Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h) Except as set forth in Section 3.19(h) of the Disclosure Schedules, there is no pending or, to the Target Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i) There has been no amendment to, announcement by the Target Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither the Target Company nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Target Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k) Each individual who is classified by the Target Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l) Except as set forth in Section 3.19(l) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Target Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Target Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. The Target Company has made available to Holdings and the other Target Companies true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

3.20 Employment Matters.

(a) Section 3.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Target Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.20(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Target Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Interim Balance Sheet) and there are no outstanding agreements, understandings or commitments of the Target Company with respect to any compensation, commissions or bonuses.

(b) Except as set forth in Section 3.20(b) of the Disclosure Schedules, the Target Company is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of the Target Company, and, to the Target Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 3.20(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Target Company or any of its employees. The Target Company has no duty to bargain with any Union.

(c) The Target Company is and has been in compliance with the terms of the collective bargaining agreements and other Contracts listed on Section 3.20(b) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Target Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Target Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 3.20(c), there are no Actions against the Target Company pending, or to the Target Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Target Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

(d) The Target Company has complied with the WARN Act, and it has no plans to undertake any action that would trigger the WARN Act.

3.21 Taxes. Except as set forth in Section 3.21 of the Disclosure Schedules:

(a) All Tax Returns required to be filed on or before the Closing Date by the Target Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Target Company (whether or not shown on any Tax Return) have been, or will be, timely paid prior to the Closing Date.

(b) The Target Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where the Target Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Target Company.

(e) The amount of the Target Company’s Liability for unpaid Taxes for all periods ending on or before December 31, 2020 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Target Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, materially exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Target Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years except to the extent required by Tax Laws).

(f) All deficiencies asserted, or assessments made, against the Target Company as a result of any examinations by any taxing authority have been fully paid.

(g) The Target Company is not a party to any Action by any taxing authority. There are no pending or, to the Target Company’s Knowledge threatened Actions by any taxing authority.

(h) The Target Company has delivered to Holdings copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Target Company for all Tax periods ending after December 31, 2017.

(i) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Target Company.

(j) The Target Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(k) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Target Company.

(l) The Target Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Target Company has no Liability for Taxes of any Person (other than the Target Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(m) Any Target Company which is taxed as a C corporation will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) a prepaid amount received on or before the Closing Date;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v) any election under Section 108(i) of the Code.

(n) The Target Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(o) The Target Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p) The Target Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(q) With respect to any Target Company that is subject to taxation in the United States of America, there is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Target Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(r) The Target Company is a United States person within the meaning of Section 7701(a)(30) of the Code.

(s) Section 3.21(s) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Target Company is subject to Tax, is engaged in business or has a permanent establishment. The Target Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Target Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(t) The Target Company has never owned any “controlled foreign corporations” within the meaning of Section 957(a) of the Code.

(u) No property owned by the Target Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(a) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

3.22 Product Warranties and Liabilities. All products manufactured, sold or delivered by the Target Company have been in conformity with all applicable contractual commitments and applicable Law and all express and implied warranties in all material respects, and the Target Company has no Liability (and, to the Target Company’s Knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any such Liability) for replacement thereof or other damages in connection therewith in excess of any warranty reserve specifically established with respect thereto and included on the face of the Balance Sheet (rather than the notes thereto). No products manufactured, sold or delivered by the Target Company are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of such sale as described on Section 3.22 of the Disclosure Schedules (including as a result of any course of conduct between the Target Company and any Person or as a result of any statements in any of the Target Company’s product or promotional literature). Section 3.22 of the Disclosure Schedules includes copies of such standard terms and conditions of sale for the Target Company (containing applicable guaranty, warranty and indemnity provisions). The Target Company has not been notified in writing of any claims for (and the Target Company has no Knowledge of any threatened claims for) any extraordinary product returns, warranty obligations or product services relating to any of its products or services. Except as set forth on Section 3.22 of the Disclosure Schedules, there have been no product recalls, withdrawals or seizures with respect to any products manufactured, sold or delivered by the Target Company. Except as set forth on Section 3.22 of the Disclosure Schedules, the Target Company has not had or has any Liability (and, to the Target Company’s Knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any products manufactured, sold or delivered by the Target Company or with respect to any services rendered by the Target Company.

3.23 Books and Records. The minute books and stock record books of the Target Company, all of which have been made available to Holdings, are materially complete and correct and have been maintained in accordance with sound business practices. The minute books of the Target Company contain materially accurate and complete records of all meetings, and actions taken by written consent of, the Target Company Stockholders, the Target Company Board and any committees of the Target Company Board, and no meeting, or action taken by written consent, of any such Target Company Stockholders, Target Company Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Target Company.

3.24 Bank Accounts; Names and Locations. Section 3.24 of the Disclosure Schedules lists all of the Target Company and its Subsidiaries’ bank accounts (designating each authorized signatory and the level of each signatory’s authorization). Except as set forth Section 3.24 of the Disclosure Schedules, during the five (5) year period prior to the execution and delivery of this Agreement, neither the Target Company nor its predecessors has used any other name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business. All of the tangible assets and properties of the Target Company and its Subsidiaries are located at the locations set forth on Section 3.24 of the Disclosure Schedules.

3.25 Related Party Transactions. Except as set forth on Section 3.25 of the Disclosure Schedules, no executive officer or director of the Target Company or any person owning 5% or more of the Shares (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Target Company or any of its assets, rights or properties or has any interest in any property owned by the Target Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

3.26 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Target Company.

3.27 Brokers. Except as set forth on Section 3.27 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Target Company.

3.28 CARES Act Matters. Section 3.28 of the Disclosure Schedule sets forth a true, correct and complete list of the CARES Act stimulus or relief programs (the “CARES Act Programs”) in which the Target Company is participating or has participated and the amount of funds requested or received by the Target Company under each CARES Act Program. The Target Company has made available to each other Party true, correct and complete copies of all applications, forms and other documents filed or submitted by the Target Company relating to any CARES Act Program, and all statements and information contained in such applications, forms and other documents are true, correct and complete in all material respects. All funds received by the Target Company under all CARES Act Programs (the “CARES Act Funds”) have been used by the Target Company in compliance in all material respects with the CARES Act and all CARES Act Terms, and the Target Company has maintained accounting and other records relating to the CARES Act Funds and the use thereof that comply in all material respects with the CARES Act and all CARES Act Terms (including records that track the costs and other expenses for which the CARES Act Funds have been used), true, correct and complete copies of which have been made available by the Target Company to the other parties.

3.29 Indebtedness. Section 3.29 of the Disclosure Schedule sets forth the amount and general terms of all of the Target Company’s Indebtedness as of the date of this Agreement.

3.30 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedule), neither Target Company nor any Target Company Stockholder has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Target Company.

Article IV

REPRESENTATIONS AND WARRANTIES OF HOLDINGS, AIRO GROUP AND MERGER SUB

Holdings, AIRO Group and Merger Sub represent and warrant to the Target Company that the statements contained in this Article IV are true and correct as of the date hereof.

4.1 Organization and Authority of Holdings, AIRO Group and Merger Sub. Holdings is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Holdings has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Each of AIRO Group and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of AIRO Group and Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Holdings, AIRO Group and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Holdings, AIRO Group and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company and corporate action on the part of Holdings, AIRO Group and Merger Sub and no other proceedings on the part of Holdings, AIRO Group and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Holdings, AIRO Group and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Holdings, AIRO Group and Merger Sub enforceable against Holdings, AIRO Group and Merger Sub in accordance with its terms. When each Ancillary Document to which Holdings, AIRO Group or Merger Sub is or will be a party has been duly executed and delivered by Holdings, AIRO Group or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Holdings, AIRO Group or Merger Sub enforceable against it in accordance with its terms.

4.2 No Conflicts; Consents. The execution, delivery and performance by Holdings, AIRO Group and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of Holdings, AIRO Group or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Holdings, AIRO Group or Merger Sub; or (c) require the consent, notice or other action by any Person under any Contract to which Holdings, AIRO Group or Merger Sub is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Holdings, AIRO Group or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings as may be required under the HSR Act.

4.3 Tax Status of Holdings. Holdings is taxed as a corporation for U.S. federal income tax purposes. Holdings always has been taxed as a corporation since its inception and will be taxed as a corporation upon the Closing Date.

4.4 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Holdings, AIRO Group or Merger Sub.

4.6 Legal Proceedings. There are no Actions pending or, to Holdings’ AIRO Group’s or Merger Sub’s Knowledge, threatened against or by Holdings, AIRO Group, Merger Sub or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

4.7 Full Disclosure. No representation or warranty by Holdings, AIRO Group or Merger Sub in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to any Target Company or any of their Representatives pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

4.8 Capitalization of Holdings.

(a) The authorized capital stock of Holdings consists of thirty-five million (35,000,000) shares of common stock, par value $0.000001 per share, of which 17,230,303 shares are issued and outstanding as of the close of business on the date of this Agreement.

(b) The Holdings Equity shall represent in the aggregate 6% of the capitalization of Holdings after giving effect to the Merger, assuming all of the Other Business Combinations close as well (the “Preliminary Capitalization”), as calculated on a fully diluted basis. Annex E sets forth a summary capitalization table with respect to the Preliminary Capitalization.

(c) Except as disclosed on Section 4.8 of the Disclosure Schedules or in connection with the Other Business Combinations as set forth in Annex E, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of Holdings is authorized or outstanding, and (ii) there is no commitment by Holdings to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of Holdings or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Holdings common stock.

(d) All issued and outstanding shares of Holdings common stock are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Holdings organization documents or any agreement to which Holdings is a party; and (iii) free of any Encumbrances created by Holdings in respect thereof. All issued and outstanding shares of Holdings common stock were issued in compliance with applicable Law.

(e) No outstanding Holdings common stock is subject to vesting or forfeiture rights or repurchase by Holdings. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to Holdings or any of its securities.

(f) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of Holdings were undertaken in compliance with the articles of incorporation, by- laws or other organizational documents of Holdings then in effect, any agreement to which Holdings then was a party and in compliance with applicable Law.

4.9 Capitalization of AIRO Group.

(a) The authorized capital stock of AIRO Group consists of twenty million (20,000,000) shares of common stock, par value $0.000001 per share, of which 17,230,303 shares are issued and outstanding as of the close of business on the date of this Agreement, all of which are directly owned by Holdings.

(b) (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of AIRO Group is authorized or outstanding, and (ii) there is no commitment by AIRO Group to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of AIRO Group or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of AIRO Group common stock.

(c) All issued and outstanding shares of AIRO Group common stock are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the AIRO Group organization documents or any agreement to which AIRO Group is a party; and (iii) free of any Encumbrances created by AIRO Group in respect thereof. All issued and outstanding shares of AIRO Group common stock were issued in compliance with applicable Law.

(d) No outstanding AIRO Group common stock is subject to vesting or forfeiture rights or repurchase by AIRO Group. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to AIRO Group or any of its securities.

(e) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of AIRO Group were undertaken in compliance with the articles of incorporation, by- laws or other organizational documents of AIRO Group then in effect, any agreement to which AIRO Group then was a party and in compliance with applicable Law.

4.10 Reliance. Each of Holdings, AIRO Group, and Merger Sub acknowledges and agrees that none of them has executed this Agreement in reliance on any promise, representation or warranty not specifically set forth in this Agreement. Target Company shall have no legal liability for any of Holding’s, AIRO Group’s or Merger Sub’s use of any information provided or statement made by Target Company other than in this Agreement.

Article V

COVENANTS

5.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Holdings (which consent shall not be unreasonably conditioned, withheld or delayed), Target Company shall (x) conduct the business of Target Company and its Subsidiaries in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of Target Company and its Subsidiaries and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Target Company and its Subsidiaries. Without limiting the foregoing, from the date hereof until the Closing Date, Target Company shall, and shall cause each of its Subsidiaries to:

(a) preserve and maintain all of its Permits;

(b) pay its uncontested debts, Taxes and other obligations when due;

(d) maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law or where replaced by comparable Insurance Policies without any default or lapse in coverage;

(f) defend and protect its properties and assets from infringement or usurpation;

(g) perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(h) maintain its books and records in accordance with past practice;

(i) comply in all material respects with all applicable Laws;

(j) not incur any Indebtedness without the prior written consent of Holdings (which consent shall not be unreasonably conditioned, withheld or delayed); and

(k) not take or permit any action that would cause any of the changes, events or conditions described in Section 3.8 to occur.

5.2 Access to Information.

(a) From the date hereof until the Closing, each Party shall (i) afford the other Parties and their respective Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to such Party and its Subsidiaries; (ii) furnish the other Parties and their respective Representatives with such financial, operating and other data and information related to such Party and its Subsidiaries as the other Parties and their respective Representatives may reasonably request; and (iii) instruct its Representatives to cooperate with the other Parties and their respective Representatives in the investigation of such Party and its Subsidiaries, except, in each case, as may be prohibited by Law or confidentiality obligations owed to other Persons. Any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of a Party and its Subsidiaries. No investigation by any Party or its respective Representatives or other information received by any Party or its respective Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by such Party in this Agreement.

(b) Holdings and Target Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the nondisclosure and confidentiality agreement between Holdings and the Target Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

(c) Holdings shall use commercially reasonable efforts to cause each Other Business Combination Party to provide reasonable access to Target Company and its Representatives to the same extent as if the Other Business Combination Party were a Party subject to Section 5.2(a) above.

(d) Target Company shall use commercially reasonable efforts to efforts to provide reasonable access to each Other Business Combination Party and its Representatives to the same extent as if the Other Business Combination Party were a Party subject to Section 5.2(a) above.

5.3 No Solicitation of Other Bids.

(a) Target Company agrees that it shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Target Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Holdings or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Target Company or any of its Subsidiaries; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Target Company or any of its Subsidiaries; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Target Company or any of its Subsidiaries’ properties or assets. For the avoidance of doubt, Target Company may reply to any Person from whom a communication regarding an Acquisition Proposal is received without violation of the foregoing that the Target Company is then unable to reply substantively to such communication because the Target Company is under exclusivity obligation to Holdings.

(b) In addition to the other obligations under this Section 5.3, Target Company shall promptly (and in any event within three Business Days after receipt thereof by the Target Company or its Representatives) advise the other Parties orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Target Company agrees that the rights and remedies for noncompliance with this Section 5.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the other Parties and that money damages would not provide an adequate remedy to the other Parties.

5.4 Target Company Stockholders Consent.

(a) Target Company shall use its reasonable best efforts to obtain, immediately following the execution and delivery of this Agreement, the Requisite Target Company Vote pursuant to written consents of the Target Company Stockholders, with such amendments as shall be appropriate to reflect the transactions with respect to the other Parties. The materials submitted to the Target Company Stockholders in connection with the Written Consent shall include the Target Company Board Recommendation, together with the information required by the Act. Promptly following receipt of the Written Consent, Target Company shall deliver a copy of such Written Consent to Holdings.

(b) Promptly following, but in no event later than five Business Days after, receipt of the Written Consent, Target Company shall prepare and mail a notice (the “Target Company Stockholder Notice”) to every Target Company Stockholder that did not execute the Written Consent. The Target Company Stockholder Notice shall (i) be a statement to the effect that the Target Company Board determined in accordance with the Act that the Merger (or other transaction contemplated by this Agreement) is advisable in accordance with the Act and in the best interests of the Target Company Stockholders and unanimously approved and adopted this Agreement, the Merger (or other transaction contemplated by this Agreement) and the other transactions contemplated hereby, (ii) provide the Target Company Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and/or the other transactions contemplated hereby in accordance with the Act and the bylaws of the Target Company and (iii) if applicable, notify such Target Company Stockholders of their dissent rights pursuant to the Act. The Target Company Stockholder Notice shall include therewith a copy of Section 262 of the Act, if applicable, and all such other information as Holdings shall reasonably request. All materials submitted to the Target Company Stockholders in accordance with this Section 5.4(b) shall be subject to Holdings’ advance review and reasonable approval.

5.5 Notice of Certain Events.

(a) From the date hereof until the Closing, Target Company shall promptly notify the other Parties in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (a) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Target Company hereunder not being true and correct or (c) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to the Target Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Target Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Holdings and AIRO Group shall provide prompt written notice to Target Company when any of the Other Business Combination Party Agreements are executed and closed, or if there is any material breach, material amendment, or termination of such Other Business Combination Agreements.

(c) Receipt of information by the other Parties pursuant to this Section 5.5 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by such other Party in this Agreement (including Sections 8.2 and 9.1(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

(d) In the event that (i) any of the Other Business Combination Agreements is terminated for any reason; (ii) Holdings terminates negotiations with any Other Business Combination Party with respect to an Other Business Combination; or (iii) any of the Other Business Combination Parties terminates negotiations with Holdings with respect to an Other Business Combination, any Holdings Common Stock which would have been issued pursuant to such Other Business Combination shall not be issued, sold, assigned or transferred to any Person, including, without limitation, any Other Business Combination Party or any director, officer, or Affiliate of Holdings; provided, however, that such Holdings Common Stock may be issued, sold, assigned or transferred to the equityholders of PrecisionHawk, Inc., to the extent Holdings and the Representative agree that it shall become an Other Business Combination Party after the date hereof.

5.6 Reserved.

5.7 Governmental Approvals and Consents.

(a) Each Party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such Party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Target Company and Holdings shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.2 and Section 4.2 of the Disclosure Schedules, including without limitation the approval and execution by Holdings, and the other Subsidiaries of Holdings of such security agreements, collateral pledges, and guarantees, on customary commercial terms, as each holder of Target Company Indebtedness may require as a condition to its consent to this Agreement and the transactions contemplated hereby and to fulfill the condition set forth in Section 7.3(g).

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Target Company and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 5.7 shall require, or be construed to require, the other Parties or any of their Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of the other Parties, the Target Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to the other Parties of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

5.8 Directors’ and Officers’ Indemnification and Insurance.

(a) Holdings and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by Target Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of Target Company (each an “D&O Indemnified Party”) as provided in the Target Company Charter Documents, as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.8 of the Disclosure Schedules, shall be assumed by the Surviving Entity in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b) For six years after the Effective Time, to the fullest extent permitted under applicable Law, the Surviving Entity, (the “D&O Indemnifying Parties”) shall indemnify, defend and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Entity’s receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Entity will not be liable for any settlement effected without the Surviving Entity’s prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed).

(c) Prior to the Closing, Target Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of Target Company as such Target Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). Target Company shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Transaction Expenses. During the term of the D&O Tail Policy, Holdings shall not (and shall cause the Surviving Entity not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Holdings, the Surviving Entity nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.

(c) The obligations of Holdings and the Surviving Entity under this Section 5.8 shall survive the consummation of the Merger and other transactions contemplated hereby and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.8 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.8 applies shall be third-Party beneficiaries of this Section 5.8, each of whom may enforce the provisions of this Section 5.8).

(d) In the event Holdings, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Entity or entity in such consolidation or Merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Holdings or the Surviving Entity, as the case may be, shall assume all of the obligations set forth in this Section 5.8. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Target Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.8 is not prior to, or in substitution for, any such claims under any such policies.

5.9 Closing Conditions. From the date hereof until the Closing, each Party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

5.10 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), none of the Parties shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the express prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties hereto shall cooperate as to the timing and contents of any such announcement.

5.11 New Board. Promptly after the execution and delivery of this Agreement, but in any event within three (3) Business Days thereafter, Holdings shall appoint a new board of directors of Holdings which shall consist of Chirinjeev Kathuria, Joe Burns, and John Uczekaj (the “New Board”). The Parties agree that all material decisions concerning the Merger, this Agreement and the transactions contemplated hereby (including, without limitation, the decision to proceed with the Closing) shall be made on behalf of Holdings by a simple majority vote of the New Board (and not by any committee thereof). Members of the New Board shall be allotted one vote on matters on which the New Board may vote under this Agreement. Immediately prior to the establishment of the New Board, Holdings shall have in place director and officer insurance policies with such coverage, deductibles, exclusions and other reasonable terms and conditions. Further, Holdings shall agree in writing to indemnify all of the members of the New Board to the fullest extent permitted by Law. Holdings shall amend and modify its certificate of incorporation and bylaws to effect the provisions of this Section 5.11. Holdings shall submit, and shall ensure that each member of the New Board has submitted, prior to the Closing, any applications for security clearance as shall be required by any Governmental Authority. At least three Business Days prior to such directors being appointed to the New Board, Holdings shall provide to such directors written confirmation (in form and substance satisfactory to such directors and their respective legal counsel) that Holdings has complied fully with its obligations in this Section 5.11.

5.12 Equity Securities. Notwithstanding anything to the contrary in Article IV and Article V, Target Company shall be permitted to issue additional equity securities (and securities convertible into or exchangeable for equity securities of Target Company), subject to the following conditions occurring:

(a) At least ten (10) days prior to a proposed issuance of additional equity securities, Target Company shall deliver to Holdings a notice detailing the information concerning such equity securities offering, including the amount and kind of securities issued or to be issued, the subscribers therefor and other materially related information (a “Plan of Issuance”);

(b) Holdings approves the Plan of Issuance, with such approval not being unreasonably withheld, conditioned, or delayed;

(c) Any equity securities issued according to the approved Plan of Issuance shall be issued no later than ten (10) days prior to the Closing; and

(d) Target Company shall timely update Annex B and the affected sections of the Disclosure Schedules pertaining to such equity securities offering.

5.13 Disclosure Schedules. True, correct and complete Disclosure Schedules shall be provided by each Party to this Agreement to each other Party to this Agreement on or before the Termination Date. In the event the Target Company (the “Breaching Target Company”) either (i) does not provide such Disclosure Schedules timely, or (ii) includes in such Disclosures Schedules any fact, circumstance or occurrence that could reasonably be expected to result in a Material Adverse Effect on such Target Company, then Holdings shall have the right to terminate this Agreement as provided in Section 9.1(b).

5.14 Directors and Officers; Employees.

(a) Following the Closing, (i) neither Jeffrey Parker nor Kyle Stanbro shall be removed as a director of the Surviving Entity other than as a result of his death; (ii) the number of members of the board of directors of the Surviving Entity shall not be increased nor decreased; (iii) neither Jeffrey Parker nor Kyle Stanbro shall be removed as an officer of the Surviving Entity or have their duties, authorities, or position materially altered without the consent of the board of directors of the Surviving Entity; and (iv) no Person shall be appointed as an officer or director of the Surviving Entity without having first obtained the appropriate clearances and approvals from each Governmental Authority necessary to conduct the business of the Surviving Entity as conducted by the Target Company immediately prior to Closing.

(b) At the Closing, all key employees of the Target Company shall continue to be employed and shall receive and maintain pay and benefits that are identical to or better than the levels prior to Closing.

5.15 Audit Expenses. The Target Company’s reasonable, documented, out-of-pocket fees and expenses related to the preparation of the Target Company’s reviewed and/or audited financial statements in connection with this Agreement, the SPAC Merger or of an IPO shall be paid by Holdings or its Affiliates to the Target Representative, up to $100,000, for further distribution to the Target Company Stockholders, at the closing of a SPAC Merger or at the effective time of an IPO, as the case may be.

5.16 Indebtedness Payoff. At the closing of a SPAC Merger or at the effective time of an IPO, as the case may be, except as otherwise agreed to in writing by Holdings and the Representative, Holdings shall pay in full (or cause to be paid) all amounts owed by the Target Company and its Subsidiaries to the holders of Target Company Indebtedness, including, without limitation, all Target Company Stockholder Indebtedness.

5.17 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and behalf of the Target Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Target Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets of the Target Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

Article VI

TAX MATTERS

6.1 Tax Covenants.

(a) Without the prior written consent of Holdings, prior to the Closing, the Target Company, its Representatives and the Target Company Stockholders shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Target Company or the Surviving Entity in respect of any Post-Closing Tax Period. The Target Company agrees that Holdings is to have no liability for any Tax resulting from any action of the Target Company, any of its Representatives or the Target Company Stockholders. The Target Company Stockholders shall, severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless Holdings against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Target Company Stockholders when due. Target Representative shall timely file any Tax Return or other document with respect to such Taxes or fees (and Holdings shall cooperate with respect thereto as necessary).

6.2 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Target Company or any of its Subsidiaries shall be terminated as of the Closing Date. After such date neither the Target Company nor any of its Subsidiaries or Representatives shall have any further rights or liabilities thereunder.

6.3 Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, the Target Company Stockholders shall, severally and not jointly (in accordance with their Pro Rata Shares), and without duplication, indemnify the Target Company, its Subsidiaries, Holdings, and each Holdings Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.21; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Taxes of the Target Company and its Subsidiaries or relating to the business of the Target Company and its Subsidiaries for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Target Company or any of its Subsidiaries (or any predecessor of the Target Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Target Company or any of its Subsidiaries arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out- of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Target Company Stockholders shall, severally and not jointly (in accordance with their Pro Rata Shares), reimburse Holdings for any Taxes of the Target Company and its Subsidiaries that are the responsibility of the Target Company Stockholders pursuant to this Section 6.3 within ten Business Days after payment of such Taxes by Holdings or the Target Company and its Subsidiaries.

6.4 Tax Returns.

(a) The Target Company and its Subsidiaries shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b) Holdings shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Target Company and its Subsidiaries after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Holdings to Target Representative (together with schedules, statements and, to the extent requested by Target Representative, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Target Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within 10 days after delivery of such Tax Return, notify Holdings in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Holdings and Target Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Holdings and Target Representative are unable to reach such agreement within ten (10) days after receipt by Holdings of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Holdings and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Holdings and Target Representative. The preparation and filing of any Tax Return of the Target Company and its Subsidiaries that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Holdings. In accordance with Section 8.6, Holdings shall be entitled to offset against any amounts owed to the Target Company Stockholders under the Promissory Notes (i) Taxes due with respect to any such Tax Return that relate to Pre-Closing Tax Periods and (ii) Taxes due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 6.5 to the portion of such Straddle Period ending on the Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Closing Working Capital.

(c) In addition to any rights pursuant to applicable Law and not by way of limitation of any such rights, Holdings is hereby authorized to set off Taxes due with respect to any such Tax Return that relate to Pre-Closing Tax Periods and Taxes due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 6.5 to the portion of such Straddle Period ending on the Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Closing Working Capital, against any amounts outstanding under any obligation at any time held or owing by Holdings or any Affiliate to or for the credit or the account of the Target Company Stockholders, including with respect to the Promissory Notes.

6.5 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

6.6 Contests. Holdings agrees to give written notice to Target Representative of the receipt of any written notice by the Target Company, Holdings or any of Holdings’ Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Holdings pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Holdings’ right to indemnification hereunder. Holdings shall control the contest or resolution of any Tax Claim; provided, however, that Holdings shall obtain the prior written consent of Target Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Target Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Target Representative.

6.7 Cooperation and Exchange of Information. The Target Representative, the Target Company and Holdings shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Target Company and its Subsidiaries. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Target Representative, the Target Company and Holdings shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Target Company and its Subsidiaries for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Target Company and its Subsidiaries for any taxable period beginning before the Closing Date, Target Representative, the Target Company or Holdings (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

6.8 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the amount of the Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.

6.9 Payments to Holdings. Any amounts payable to Holdings pursuant to this Article VI shall be satisfied: (i) by set-off against any amounts owed under the Promissory Notes in accordance with Section 8.6; and (ii) to the extent such amounts exceed the amount outstanding under the Promissory Notes, from the Target Company Stockholders in accordance with their Pro Rata Shares pursuant to Section 8.6.

6.10 FIRPTA Statement. On the Closing Date, Target Company shall deliver to Buyer a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Target Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c)) (the “FIPRTA Statement”).

6.11 Tax Treatment of Transaction. The parties intend that the Target Company Common Stock exchanged for Holdings Equity pursuant to the Merger are tax-deferred contributions of capital by the Target Company Stockholders in exchange for stock in Holdings under Section 351 of the Code. The Promissory Note Principal Amount is to be treated for income tax purposes as a sale of Target Company Common Stock by the Target Company Stockholders to Holdings. The parties agree to report the transactions consistent with the treatment described in this Section 6.11 for all Tax purposes.

6.12 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.21 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

6.13 Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

Article VII

CONDITIONS TO CLOSING

7.1 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) This Agreement shall have been duly adopted by the Requisite Target Company

Vote.

(b) The filings of Holdings and the Target Company pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(c) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(d) The Target Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.2 and Holdings shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.2, in each case, in form and substance reasonably satisfactory to Holdings and the Target Company, and no such consent, authorization, order and approval shall have been revoked.

(e) Duly executed employment agreements in the form and substance reasonably satisfactory to the parties by and between the Target Company and such key executives as determined by Holdings and the Target Company (and otherwise as consistent with the term sheets signed between the Target Company and Holdings) to be effective as of the Closing Date.

(f) Holdings must have executed a letter of intent (or similar written indication) from a SPAC contemplating a SPAC Merger or have executed an engagement letter (or similar written indication) with an underwriter relating to an IPO, for a valuation of Holdings (and the Other Business Combination Parties, on a consolidated basis, as of immediately following the Merger and the Other Business Combinations and prior to any other financing or investment (including, without limitation, any private investment in public equity) and prior to such SPAC Merger or IPO) of at least $850 million, assuming for purposes of such valuation that all Other Business Combinations have occurred.

(g) Each of Kyle Stanbro and Jeffrey Parker, currently employed by Target Company, shall have received employment offers from Holdings or its Affiliate to become effective as of the closing of a SPAC Merger or at the effective time of an IPO, as the case may be.

7.2 Conditions to Obligations of Holdings, AIRO Group and Merger Sub. The obligations of Holdings, AIRO Group and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Holdings’ waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of the Target Company contained in Sections 3.1, 3.2(a), 3.4, 3.6 and 3.27, the representations and warranties of the Target Company contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except to the extent the failure of such representations and warranties to be true and correct (without regard to any “materiality”, “Material Adverse Effect”, or similar materiality qualifiers) would not reasonably be expected to have a Material Adverse Effect. The representations and warranties of the Target Company contained in Sections 3.1, 3.2(a), 3.4, 3.6 and 3.27 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Target Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Target Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against Holdings, AIRO Group, Merger Sub or Target Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 3.2 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Holdings at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) Target Company shall have delivered each of the closing deliverables related to Target Company set forth in Section 2.3(a).

(g) Holders of no more than two percent (2%) of the outstanding shares of Target Company Common Stock as of immediately prior to the Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, appraisal rights pursuant to the Act with respect to such shares of Target Company Common Stock.

(h) Target Company shall have received the consent of each lender holding any of the Target Company Indebtedness to consummate the transactions set forth in this Agreement and provided satisfactory evidence of such consent to Holdings and Merger Sub.

7.3 Conditions to Obligations of Target Company. The obligations of Target Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Target Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Holdings, AIRO Group and Merger Sub contained in Sections 4.1 and 4.5, the representations and warranties of Holdings, AIRO Group and Merger Sub contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except to the extent the failure of such representations and warranties to be true and correct (without regard to any “materiality”, “Material Adverse Effect”, or similar materiality qualifiers) would not reasonably be expected to have a Material Adverse Effect. The representations and warranties of Holdings and Merger Sub contained in Sections 4.1 and 4.5 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Holdings, AIRO Group and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) Holdings shall have delivered each of the closing deliverables set forth in Section 2.3(b).

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) Any approval required by Target Company from any Governmental Authority, including any consent to a change in control of target Company as required by Government Contracts, shall have been obtained.

(g) Each of the Target Company Stockholders who has guaranteed any of the Target Company Indebtedness shall have been removed and released from such guaranty and replaced by Holdings, AIRO Group, Merger Sub or such other Person as shall be acceptable to the lender(s) of such Target Company Indebtedness.

Article VIII

INDEMNIFICATION

8.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.21 which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the earlier of (a) the date that is twelve (12) months following the Closing Date or (b) the date of closing of a SPAC Merger or the effective time of an IPO, as the case may be. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

8.2 Indemnification by Target Company Stockholders. Subject to the other terms and conditions of this Article VIII, the Target Company Stockholders, severally and not jointly (in accordance with their Pro Rata Shares), shall indemnify and defend each of Holdings and its Affiliates (including the Target Company) (collectively, the “Holdings Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Holdings Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Target Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of such Target Company pursuant to this Agreement (other than in respect of Section 3.21, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); provided, that (i) claims for indemnification under this Section 8.2(a) of $25,000 or less, made as a single claim or an aggregated claim with respect to Target Company shall be barred, but if the claim for indemnification ultimately is determined to exceed $25,000, the full amount shall be recoverable, and (ii) if a claim for indemnification under this Section 8.2(a) made prior to Closing exceeds ten percent (10%) of the value of the consideration of paid or payable to the Target Company Stockholders, pursuant to this Agreement, the Target Company Stockholders representing at least fifty-one percent (51%) of the voting rights of Target Company shall have the right to terminate this Agreement with respect to Target Company and its Target Company Stockholders;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Target Company Stockholders or, prior to the Closing, the Target Company pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI);

(c) any claim made by any Target Company Stockholder relating to such Person’s rights with respect to the Holdings Equity, the Promissory Notes, or the calculations and determinations set forth in the Consideration Spreadsheet;

(d) any amounts paid to the holders of Dissenting Shares of Target Company, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares;

(e) any Transaction Expenses of Target Company outstanding as of the Closing to the extent not paid or satisfied by Target Company at or prior to the Closing, or if paid by Holdings or Merger Sub at or prior to the Closing; and

(f) any Current Liabilities, overstated Current Assets, or Indebtedness, in each case not accounted for or misstated in the Closing Statement which, but for such omission or misstatement, would have resulted in a reduction of the Promissory Note Principal Amount payable to the Target Company Stockholders under the Promissory Notes pursuant to Section 2.15.

8.3 Indemnification by Holdings and AIRO Group. Subject to the other terms and conditions of this Article VIII, Holdings and AIRO Group shall, jointly and severally, indemnify and defend the Target Company Stockholders, and shall cause its owners to do the same, and their Affiliates and their respective Representatives (collectively, the “Target Company Stockholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Target Company Stockholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Holdings and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Holdings or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Holdings or Merger Sub pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI).

8.4 Certain Limitations. The indemnification provided for in Sections 8.2 and 8.3 shall be subject to the following limitations:

(a) For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty, except that GAAP principles of materiality shall nevertheless apply to the representations and warranties made in Section 3.6.

8.5 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. For purposes of this Article VIII, (i) if Holdings (or any other Holdings Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to Target Representative, and (ii) if Holdings comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to Target Representative. Any payment received by Target Representative as the Indemnified Party shall be distributed to the Target Company Stockholders in accordance with this Agreement.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Target Company Stockholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Target Company, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (a) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (b) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Target Representative and Holdings shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Target Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Target Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.21 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

8.6 Payments; Setoff. Except for fraud, the sole remedy available to the Holdings Indemnitees is to set off any amounts owing or owed to the Holdings Indemnitees in respect of any Loss against (a) any amounts outstanding under any obligation at any time held or owing by the Holdings Indemnitees or any Affiliate to or for the credit or the account of the Target Company Stockholders, including with respect to the Promissory Notes, (b) any equity interests of Holdings held by the Target Company Stockholders (including, without limitation, the Holdings Equity), in whole or in part, by cancelling all or any part of such equity interests, or (c) both.

8.7 Tax Treatment of Indemnification Payments. All indemnification payments or offsets made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

8.8 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Sections 7.2 or 7.3, as the case may be.

8.9 Exclusive Remedies. Subject to Section 10.13, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or criminal misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or intentional misconduct.

Article IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Target Company and Holdings;

(b) by Holdings by written notice to Target Company if:

(i) none of Holdings, AIRO Group nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Target Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by the Target Company within ten days of the Target Company’s receipt of written notice of such breach from Holdings; or

(ii) any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Termination Date, unless such failure shall be due to the failure of any of Holdings, AIRO Group or Merger Sub to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Target Company by written notice to Holdings if:

(i) Target Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Holdings, AIRO Group or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Holdings, AIRO Group or Merger Sub within ten days of Holdings’, AIRO Group’s or Merger Sub’s receipt of written notice of such breach from the Target Company; or

(ii) any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Termination Date, unless such failure shall be due to the failure of the Target Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(d) by Holdings or by Target Company if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(e) By Holdings if two days prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Target Company shall not have delivered to Holdings a copy of the executed Written Consent evidencing receipt of the Requisite Target Company Vote.

9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except:

(a) as set forth in this Article IX, Section 5.2(b) and Article X hereof; and

(b) that nothing herein shall relieve any Party hereto from liability for any willful breach of any provision hereof.

Article X

MISCELLANEOUS

10.1 Target Representative.

(a) By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal, each Target Company Stockholder shall have irrevocably authorized and appointed Jeffrey Parker as the initial Target Representative. The Target Representative will act as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and the Promissory Notes and to take any and all actions and make any decisions required or permitted to be taken by Target Representative pursuant to this Agreement or the Promissory Notes, including the exercise of the power to:

(i) give and receive notices and communications;

(ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.15;

(iii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Holdings pursuant to Article VI and Article VIII;

(iv) litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VI and Article VIII;

(v) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document (including the Promissory Notes);

(vi) make all elections or decisions contemplated by this Agreement and any Ancillary Document (including the Promissory Notes);

(vii) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Target Representative in complying with its duties and obligations; and

(viii) take all actions necessary or appropriate in the good faith judgment of Target Representative for the accomplishment of the foregoing.

Holdings shall be entitled to deal exclusively with Target Representative on all matters relating to this Agreement (including Article VIII) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Target Company Stockholder by Target Representative, and on any other action taken or purported to be taken on behalf of any Target Company Stockholder by Target Representative, as being fully binding upon such Person. Notices or communications to or from Target Representative shall constitute notice to or from each of the Target Company Stockholders. Any decision or action by Target Representative hereunder, including any agreement between Target Representative and Holdings relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Target Company Stockholders and shall be final, binding and conclusive upon each such Person. No Target Company Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Target Company Stockholders, or by operation of Law, whether by death or other event.

(b) The Target Representative may be removed, etc. as provided in this Section 10.1(b).

(i) The Target Representative may resign at any time.

(ii) The Target Representative may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Target Company Stockholders according to each Target Company Stockholder’s Pro Rata Share (the “Majority Holders”); provided, however, in no event shall Target Representative resign or be removed without the Majority Holders having first appointed a new Target Representative who shall assume such duties immediately upon the resignation or removal of Target Representative.

(iii) In the event of the death, incapacity, resignation or removal of Target Representative, a new Target Representative shall be appointed by the vote or written consent of the Majority Holders.

(iv) Notice of such vote or a copy of the written consent appointing such new Target Representative shall be sent to Holdings, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Holdings; provided, that until such notice is received, Holdings, Merger Sub and the Surviving Entity shall be entitled to rely on the decisions and actions of the prior Target Representative as described in Section 10.1(a) above.

(c) The Target Representative shall act as a fiduciary with fiduciary duties to the Target Company Stockholders. If the Target Representative has a personal conflict of interest with respect to any action, decision or determination to be made by the Target Representative, the Target Representative must notify the Target Company Stockholders.

(d) The Target Representative shall not be liable to the Target Company Stockholders for actions taken pursuant to this Agreement or the Promissory Notes, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Target Representative shall be conclusive evidence of good faith). The Target Company Stockholders shall severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless Target Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Target Representative under this Agreement and the Promissory Notes (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Target Representative, Target Representative shall reimburse the Target Company Stockholders the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied by the Target Company Stockholders, severally and not jointly (in accordance with their Pro Rata Shares).

10.2 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Holdings shall be responsible for reimbursing Target Company for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

10.3 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.3):

If to Holdings, AIRO Group or Merger Sub:

c/o AIRO Group Holdings, Inc.

5001 Indian School Road NE, Suite 100

Albuquerque, NM 87110

Attention: Joseph Burns

Email: joe.burns@airo.aero

With a copy (which shall not constitute notice) to:

Husch Blackwell LLP

511 N. Broadway, Suite 1100

Milwaukee, WI 53202

Attention: Kate Bechen, Esq.

Email: kate.bechen@huschblackwell.com

If to Target Company or Target Representative:

155 Orchard Hill Lane

Mill Hall, PA 17751

Attention: Jeffrey Parker

Email: jeff@gocdi.com

With a copy (which shall not constitute notice) to:

Bond, Schoeneck & King PLLC

Avant Building

200 Delaware Avenue, Suite 900

Buffalo, NY 14202

Attention: Joseph Kubarek, Esq.

Email: jkubarek@bsk.com

10.4 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

10.5 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.6 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.7 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control. Notwithstanding the foregoing, any non-solicitation terms agreed with respect to any Target Company in any term sheet with respect to any employees, customers, or partners shall remain in effect until the Closing occurs.

10.8 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors (including the surviving entity of any merger or consolidation involving Holdings) and permitted assigns. In the event of any assignment, transfer or other disposition by Holdings and its subsidiaries, including the Surviving Entity, of all or any material portion of their respective assets, the assignee, transferee or recipient of such assets shall be and become automatically bound by this Agreement as a successor to Holdings, and Holdings shall cause such assignee, transferee or recipient expressly to assume this Agreement. No Party may assign its rights or obligations hereunder without the express prior written consent of the other parties, which consent shall not be unreasonably conditioned, withheld or delayed; provided, that the surviving entity of any merger or consolidation involving Holdings shall succeed to this Agreement without any necessary consent of the other parties. No assignment shall relieve the assigning Party of any of its obligations hereunder.

10.9 No Third-Party Beneficiaries. Except as provided in Section 5.8, Section 6.3 and Article VIII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by all of the parties at any time prior to the Effective Time; provided, however, that after the Requisite Target Company Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Target Company Stockholders, without the receipt of such further approvals. Any failure of Holdings, AIRO Group or Merger Sub, on the one hand, or Target Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Target Company (with respect to any failure by Holdings, AIRO Group or Merger Sub) or by Holdings, AIRO Group or Merger Sub (with respect to any failure by such Target Company), respectively, only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF ILLINOIS IN EACH CASE LOCATED IN THE CITY OF CHICAGO AND COOK COUNTY OF, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (b) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(c).

10.12 Arbitration Procedure.

(a) Except as expressly provided elsewhere in this Agreement, any dispute, controversy, or claim arising under or relating to this Agreement or any breach or threatened breach hereof (“Arbitrable Dispute”) shall be resolved by final and binding arbitration administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICA”), provided that nothing in this Section 10.12(a) shall prohibit a Party from instituting litigation to enforce any Final Determination. Except as otherwise provided in this Section 10.12(a) or in the rules and procedures of ICA as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by and shall be enforced pursuant to the Uniform Arbitration Act and applicable provisions of Delaware law.

(b) In the event that any Party asserts that there exists an Arbitrable Dispute, such Party shall deliver a written notice to each other Party involved therein specifying the nature of the asserted Arbitrable Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within thirty (30) days after such delivery of such notice, the Party delivering such notice of Arbitrable Dispute (the “Disputing Person”) may, within forty-five (45) days after delivery of such notice, commence arbitration hereunder by delivering to each other Party involved therein a notice of arbitration (“Notice of Arbitration”) and by filing a copy of such Notice of Arbitration with the ICA. Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Arbitrable Dispute and the claims of each Party to the arbitration and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the rules and procedures of ICA as in effect from time to time to be included therein, if any.

(c) Within twenty (20) days after receipt of the Notice of Arbitration, the parties shall use their best efforts to agree on an independent arbitrator expert in the subject matters of the Arbitrable Dispute (the “Arbitrator”). If the parties cannot agree on the identity of the Arbitrator, each of Holdings and the Target Representative shall select one independent arbitrator expert in the subject matter of the Arbitrable Dispute (the arbitrators so selected shall be referred to herein as the “Holdings Arbitrator” and the “Target Company Stockholder Arbitrator,” respectively). In the event that either Holdings or the Target Representative fails to select an independent arbitrator as set forth herein within twenty (20) days after delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other Party. Target Company Stockholder Arbitrator and Holdings Arbitrator shall select the Arbitrator, and the Arbitrator shall resolve the matter according to the procedures set forth in this Section 10.12. If Target Company Stockholder Arbitrator and Holdings Arbitrator are unable to agree on the Arbitrator within twenty (20) days after their selection, Target Company Stockholder Arbitrator and Holdings Arbitrator shall each prepare a list of three independent arbitrators. Target Company Stockholder Arbitrator and Holdings Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator’s list within seven (7) days after submission thereof, and the Arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Target Company Stockholder Arbitrator and Holdings Arbitrator.

(d) The Arbitrator selected pursuant to Section 10.12(c) will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if Holdings submits a claim for $1,000, and if the Target Representative contests only $500 of the amount claimed by Holdings, and if the Arbitrator ultimately resolves the Arbitrable Dispute by awarding Holdings $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ÷ 500) to the Target Company Stockholders and 40% (i.e., 200 ÷ 500) to Holdings.

(e) The arbitration shall be conducted under the rules and procedures of ICA as in effect from time to time, except as otherwise set forth herein or as modified by the agreement of all of the Parties. The arbitration shall be conducted in Chicago, Illinois. The Arbitrator shall conduct the arbitration so that a final result, determination, finding, judgment and/or award (the “Final Determination”) is made or rendered as soon as practicable, but in no event later than sixty (60) days after the delivery of the Notice of Arbitration nor later than ten (10) days following completion of the arbitration. The Final Determination must be agreed upon and signed by the Arbitrator. The Final Determination shall be final and binding on all parties hereto and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator to correct manifest clerical errors.

(f) Holdings, on the one hand, and the Target Company Stockholders, on the other hand, may enforce any Final Determination first in any court in the state of Illinois or federal court in the state of Illinois or, if such courts do not have jurisdiction over the Arbitrable Dispute, then any other state or federal court having jurisdiction over the Arbitrable Dispute, where applicable. For the purpose of any action or proceeding instituted with respect to any Final Determination, each Party hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum.

(g) If any Party shall fail to pay the amount of any damages, if any, assessed against it within five (5) days after the delivery to such Party of such Final Determination, the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) twelve percent (12%) and (ii) the maximum rate permitted by applicable Laws. Interest on any such unpaid amount shall be compounded monthly, computed on the basis of a 365-day year and shall be payable on demand. In addition, such Party shall promptly reimburse the other Party for any and all costs or expenses of any nature or kind whatsoever (including but not limited to all attorneys’ fees and expenses) incurred in seeking to collect such damages or to enforce any Final Determination.

10.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

10.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement

10.15 Representation Disclosure. This Agreement has been drafted by Husch Blackwell LLP, counsel for Holdings. By execution of this Agreement, the Parties acknowledge that it has been advised that a conflict of interest may exist between their interests and those of Holdings and further acknowledge that they have had the opportunity to seek the advice of independent legal counsel in connection with this Agreement.

10.16 Certain Acknowledgments. Upon execution and delivery of a counterpart to this Agreement, each Party shall be deemed to acknowledge to Holdings as follows: (a) the determination of such Party to exchange Shares pursuant to a Merger in connection with this Agreement or any other agreement has been made by such Party independent of any Party and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Parties which may have been made or given by any Party or by any agent or employee of any Party, (b) no Party has acted as an agent of such Party in connection with making its investment hereunder and no Party shall be acting as an agent of such Party in connection with monitoring such Party’s investment hereunder, (c) Holdings has retained Husch Blackwell LLP in connection with the transactions contemplated hereby and expects to retain Husch Blackwell LLP as legal counsel in connection with the management and operation of the investment in the Surviving Entity, (d) Husch Blackwell LLP is not representing and will not represent any Party or any affiliated principal in connection with the transactions contemplated hereby or any dispute which may arise between Holdings, on the one hand, and any Party or any affiliated principal, on the other hand, and such Party or affiliated principal will, if such Person wishes counsel on the transactions contemplated hereby, retain such Person’s own independent counsel and (f) Husch Blackwell LLP may represent Holdings or any of its Affiliates in connection with any and all matters contemplated hereby (including any dispute between Holdings, on the one hand, and any Party or any affiliated principal, on the other hand) and such Party or affiliated principal waives any conflict of interest in connection with such representation by Husch Blackwell LLP.

10.17 Unwind. The Parties acknowledge that but for the anticipated SPAC Merger or IPO, the Parties would not have executed and delivered this Agreement or contemplated completing the Merger. As a consequence, in the event the Merger closes but the effective time of the SPAC Merger or IPO does not occur by December 15, 2021, the Parties intend, for all legal and Tax purposes, to rescind the Merger (the “Rescission”) and to put the Parties to where they would have been had they not executed and delivered this Agreement and consummated the Merger. To allow for the Rescission, the Parties agree that the Surviving Entity will operate independently to the extent reasonably possible from the date hereof until the SPAC Merger or IPO occurs. In the event the closing of a SPAC Merger or IPO does not occur by December 15, 2021, or Holdings learns prior to that time that the SPAC Merger or IPO will not occur, Holdings will give prompt written notice to the Surviving Entity’s board of directors. Upon receipt of such notice, the Parties agree to execute all documents and take all necessary actions and consummate all necessary transactions to accomplish the Rescission for legal and Tax purposes by restoring the Parties to the position, or as close as possible to the position, they would have been in had the Merger not been consummated; which may include the return of cash payments and Promissory Notes, repurchase of assets and re-issuance of stock. The Parties further agree that in the event the Rescission occurs, for Tax purposes, they will take (and will use their reasonable best efforts to cause the former Target Company Stockholders to take) the position that the Merger and the Rescission had not occurred. Each Party (and each of the former Target Company Stockholders) shall be solely responsible for all costs incurred by such Party (or such the former Target Company Stockholder) as part of the Rescission process.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TARGET COMPANY:

COASTAL DEFENSE INC., a Pennsylvania corporation

By:
Name:
Its:

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HOLDINGS:

AIRO GROUP HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Dr. Chirinjeev Kathuria
Name:	Dr. Chirinjeev Kathuria
Its:	Executive Chairman

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AIRO GROUP:

AIRO GROUP, INC.,
a Delaware corporation

By:	/s/ Dr. Chirinjeev Kathuria
Name:	Dr. Chirinjeev Kathuria
Its:	Executive Chairman

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MERGER SUB:

COASTAL MERGER SUB, INC.,
a Delaware corporation

By:	/s/ Dr. Chirinjeev Kathuria
Name:	Dr. Chirinjeev Kathuria
Its:	Executive chairman

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TARGET REPRESENTATIVE:

Jeffrey Parker, solely in its capacity as Target Representative

/s/ Jeffrey Parker

[Signature Page to Agreement and Plan of Merger]

ANNEX A

CERTAIN DEFINITIONS

As used in the Agreement, and unless the context otherwise requires, certain terms defined in this Annex A have the following meanings ascribed thereto:

“Acquisition Proposal” has the meaning set forth in Section 5.3(a).

“Act” means, with respect to Holdings, AIRO Group, Merger Sub or Target Company, as applicable, the respective laws of its jurisdiction of formation or incorporation, as applicable, authorizing its formation or incorporation, valid existence, and company or corporate power and authority to enter into this Agreement and the Ancillary Documents and to effect the transactions contemplated hereby and thereby.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Promissory Notes, and each of the agreements and documents described in this Agreement.

“Annual Financial Statements” has the meaning set forth in Section 3.6.

“Balance Sheet” has the meaning set forth in Section 3.6.

“Balance Sheet Date” has the meaning set forth in Section 3.6.

“Benefit Plan” has the meaning set forth in Section 3.19(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Chicago, Illinois are authorized or required by Law to be closed for business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136), as amended, and the rules and regulations promulgated thereunder or a similar provision of Law.

“CARES Act Funds” has the meaning set forth in Section 3.28.

“CARES Act Programs” has the meaning set forth in Section 3.28.

“CARES Act Terms” means all terms and conditions established by any Governmental Authority for the receipt of any funds under any CARES Act Program.

“Certificate” has the meaning set forth in Section 2.10(a).

“Certificate of Merger” has the meaning set forth in Section 2.4.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Indebtedness” means all Indebtedness outstanding as of the Closing.

“Closing Indebtedness Amount” means the total of all unpaid principal, interest, fees, or other charges due and payable in respect of Closing Indebtedness.

“Closing Working Capital” means: (a) the Current Assets of the Target Company and its Subsidiaries, less (b) the Current Liabilities of the Target Company and its Subsidiaries, determined as of the close of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consideration Spreadsheet” has the meaning set forth in Section 2.16(a).

“Contribution Shares” means the aggregate number of shares of Target Company Common Stock to be contributed to Holdings by the Target Company Stockholders, and subsequently cancelled in accordance with Section 2.8(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Holdings will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Target Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Target Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, deferred Tax liabilities, Transaction Expenses and the current portion of any Indebtedness of the Target Company and its Subsidiaries, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“D&O Indemnified Party” has the meaning set forth in Section 5.8(a).

“D&O Indemnifying Parties” has the meaning set forth in Section 5.8(b).

“D&O Tail Policy” has the meaning set forth in Section 5.8(c).

“Direct Claim” has the meaning set forth in Section 8.5(c).

“Disclosure Schedules” means, collectively, the Disclosure Schedules delivered by Target Company concurrently with the execution and delivery of this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.9.

“Dollars or $” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.4.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Target Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Exchange Agent” has the meaning set forth in Section 2.10(a).

“Financial Statements” has the meaning set forth in Section 3.6.

“FIRPTA Statement” has the meaning set forth in Section 6.10.

“Fully Diluted Share Number” means the aggregate number of Shares outstanding immediately prior to the Effective Time (other than Shares owned by the Target Company which are to be cancelled and retired in accordance with Section 2.8(a)).

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.9(a)(viii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Holdings” has the meaning set forth in the preamble.

“Holdings Common Stock” means the common stock of Holdings, par value $0.001 per share.

“Holdings Equity” means the aggregate number of shares of Holdings Common Stock issued by Holdings to the Target Company Stockholders in exchange for the Contribution Shares as set forth on Annex B.

“Holdings Indemnitees” has the meaning set forth in Section 8.2.

“Indebtedness Adjustment” has the meaning set forth in Section 2.15(c).

“Indebtedness Target” means $10,500,000.

“Indemnified Party” has the meaning set forth in Section 8.5.

“Indemnifying Party” has the meaning set forth in Section 8.5.

“Independent Accountant” means an impartial nationally recognized firm of independent certified public accountants appointed by mutual agreement of Holdings and Target Representative.

“Initial Public Offering” or “IPO” means any underwritten public offering from Holdings pursuant to a registration statement filed in accordance with the Securities Act of 1933, as amended, that is effective by December 15, 2021; and the “effective time” of an IPO means the time such IPO is declared effective by the United States Securities Exchange Commission.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Intellectual Property Registrations” has the meaning set forth in Section 3.12(b).

“Interim Balance Sheet” has the meaning set forth in Section 3.6.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.6.

“Interim Financial Statements” has the meaning set forth in Section 3.6.

“Knowledge” means, when used with respect to a Party and its Subsidiaries, the actual or constructive knowledge of any director, officer, manager, general partner or managing member of such Party and its Subsidiaries, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 2.10(c).

“Liabilities” has the meaning set forth in Section 3.7.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other Person.

“Majority Holder” has the meaning set forth in Section 10.1(b).

“Material Adverse Effect” means, with respect to any Party, any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any change, effect, occurrence, event, or development arising out of or attributable to (i) any change in general economic or political conditions; (ii) events or circumstances that generally affect the industry in which the Target Company operates; (iii) acts of war (whether or not declared), armed hostilities, or terrorism, or the escalation or worsening thereof; (iv) any matter of which Holdings is aware on the date hereof; (v) any changes in applicable Laws; (vi) any natural or man-made disaster, act of God, pandemic, epidemic, outbreak of disease, similar health emergency, or civil unrest or disobedience (including any government-ordered shutdown or other governmental action undertaken in connection with any of the foregoing); or (vii) any failure by the Target Company to meet any internal or published projections, forecasts, or revenue or earnings predictions provided, further that, in the case of the foregoing clauses (i), (ii), (iii), (v) and (vi), if such effect disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate, then the disproportionate aspect of such effect may be taken into account in determining whether a Material Adverse Effect has occurred or will occur.

“Material Contracts” has the meaning set forth in Section 3.9(a).

“Merger” has the meaning set forth in the recitals of this Agreement.

“Merger Consideration” means the Holdings Equity and the Promissory Notes that the Target Company Stockholders shall receive at Closing pursuant to the terms of this Agreement.

“Merger Sub” has the meaning set forth in the recitals of this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 3.19(c).

“New Board” has the meaning set forth in Section 5.11.

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.19(a).

“Party” and “Parties” each has the meaning set forth in the recitals of this Agreement.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any factual or subjective information, recorded or not, about (i) any client, customer, employee, contractor, agent, consultant, officer, director, executive or supplier of the Target Company and its Subsidiaries, (ii) any donor, client, customer, employee, contractor, agent, consultant, officer, director, executive or supplier of any client or customer of the Target Company and its Subsidiaries, or (iii) any other identifiable individual that can be manipulated, linked or matched by a reasonably foreseeable method to identify an individual and that is covered by any applicable data security or privacy Law.

“Plan of Issuance” has the meaning set forth in Section 5.12(a).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Target Company and its Subsidiaries for any Post-Closing Tax Period.

“PPP Escrow Account” means the segregated account in which the PPP Escrow Amount is held by the PPP Escrow Agent pursuant to the PPP Escrow Agreement.

“PPP Escrow Agent” means for Target Company, the bank that provided the PPP Loan to Target Company.

“PPP Escrow Agreement” means an agreement by and among the Target Representative, the PPP Escrow Agent and Holdings in form and substance acceptable to the parties.

“PPP Escrow Amount” means, with respect to a Target Company, the full amount of principal and interest due in respect of the PPP Loan.

“PPP Loan” means, with respect to any Target Company, the loan made to the Target Company by a bank pursuant to that certain promissory note under the U.S. Treasury’s Paycheck Protection Program (pursuant to the CARES Act).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Target Company and its Subsidiaries for any Pre-Closing Tax Period.

“Preliminary Capitalization” has the meaning set forth in Section 4.8(b).

“Promissory Note Principal Amount” means the principal amount set forth in Annex B.

“Pro Rata Share” means, with respect to any Target Company Stockholder such Person’s ownership interest in the Target Company as of immediately prior to the Effective Time, determined by dividing (a) the number of Shares owned of record by such Person as of immediately prior to the Effective time, by (b) the Fully Diluted Share Number.

“Promissory Notes” means the Promissory Notes in the form attached hereto as Exhibit B in the aggregate principal amount equal to the Promissory Note Principal Amount, to be issued by Holdings at Closing for the benefit of the Target Company Stockholders, in form and substance satisfactory to the Parties.

“Other Business Combination” has the meaning set forth in the recitals of this Agreement.

“Other Business Combination Agreements” has the meaning set forth in the recitals of this Agreement.

“Other Business Combination Parties” has the meaning set forth in the recitals of this Agreement.

“Qualified Benefit Plan” has the meaning set forth in Section 3.19(c).

“Real Property” means the real property owned, leased or subleased by the Target Company and its Subsidiaries, together with all buildings, structures and facilities located thereon.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 10.1(c).

“Requisite Target Company Vote” has the meaning set forth in Section 3.2(a).

“Rescission” has the meaning set forth in Section 10.17.

“SBA” means the U.S. Small Business Administration.

“SBA Determination” means the final and nonappealable written determination of the SBA that the PPP Loan is forgiven (in part or in full) or not pursuant to the U.S. Treasury’s Paycheck Protection Program (under the CARES Act).

“SPAC” means a special purpose acquisition company whose shares of common stock are registered with the Securities and Exchange Commission.

“SPAC Merger” is a business combination transaction between a SPAC and Holdings that is consummated by December 15, 2021.

“Shares” has the meaning set forth in Section 2.8(a).

“stock” when used outside of reference to Shares, means equity securities of a corporation or the membership interests in a limited liability company, as applicable.

“stockholders” when used outside of reference to Target Company Stockholder, means the holder of equity securities of a corporation or the membership interests in a limited liability company, as applicable.

“Straddle Period” has the meaning set forth in Section 6.5.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Target Company Board” means the board of directors, board of managers or other governing body of the Target Company.

“Target Company Board Recommendation” has the meaning set forth in Section 3.2(b).

“Target Company Charter Documents” has the meaning set forth in Section 3.3.

“Target Company Common Stock” has the meaning provided in the Disclosure Schedules.

“Target Company Indebtedness” means, without duplication and with respect to the Target Company and its Subsidiaries, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Target Company or any of its Subsidiaries on behalf of any Person in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Target Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Target Company or any of its Subsidiaries.

“Target Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Target Company or any of its Subsidiaries is a Party, beneficiary or otherwise bound other that (i) excluding shrink wrap, click wrap, or other similar agreements for commercially available off the shelf software; and (ii) Contracts between the Target Company and any of its customers containing non-exclusive licenses of Intellectual Property in the ordinary course of business consistent with past practice.

“Target Company IP Registrations” means all Target Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Target Company Stockholder” means a holder of Target Company Common Stock.

“Target Company Stockholder Indebtedness” means that portion of the Target Company Indebtedness that is owed by the Target Company, as borrower, to any Target Company Stockholder, as lender.

“Target Company Stockholder Indemnitees” has the meaning set forth in Section 8.3.

“Target Company Stockholder Notice” has the meaning set forth in Section 5.4(b).

“Target Organizational Documents” has the meaning set forth in Section 2.3(a)(ii).

“Target Representative” has the meaning set forth in the preamble.

“Target Working Capital” means a TTM normalized level of Closing Working Capital, as agreed upon by the Parties prior to the Closing, and determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end.

“Taxes” means all federal, state, local, municipal, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.6.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” means December 15, 2021.

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Transaction Expenses” means all fees and expenses incurred by the Target Company and any Affiliate at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby, including any unpaid costs of the D&O Tail Policy referenced in Section 5.8(c).

“Union” has the meaning set forth in Section 3.20(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital Adjustment” has the meaning set forth in Section 2.15(b).

“Written Consent” has the meaning set forth in Section 5.4(a).

ANNEX B

PRELIMINARY AGGREGATE CONSIDERATION

Name of Entity	Aggregate Percentage of Holdings Common Stock *	Aggregate Number of Holdings Common Stock (Holdings Equity)**	Promissory Note Principal Amount***
Column A	Column B	Column C	Column D
To Target Company Stockholders	6%	1,818,182	$10,000,000

* Upon the Effective Time of the Merger, this number will be the aggregate percentage of issued and outstanding Holdings Common Stock that will be held by Persons who were Target Company Stockholders immediately prior to the Effective Time. This percentage is an estimate based upon the aggregate number of shares of Holdings Common Stock anticipated to be issued and outstanding if all Other Business Combinations between Holdings and the Other Business Combination Parties close. In the event that any Other Business Combinations fail to close, resulting in a decrease in the number of shares of Holdings Common Stock anticipated to be issued and outstanding upon the close of the transactions contemplated by the Agreement and the Other Business Combination Agreements, the percentage in Column B shall increase accordingly.

**Upon the Effective Time of the Merger, this number will be the aggregate amount of issued and outstanding Holdings Common Stock that will be held by Persons who were Target Company Stockholders immediately prior to the Effective Time.

*** Upon the Effective Time of the Merger, this number will be the aggregate principal amount of Promissory Notes issued to Persons who were Target Company Stockholders immediately prior to the Effective Time.

ANNEX C

PARTIES

Name of Party	Name of Office where Certificate of Merger will be filed for the Surviving Entity	Name of Office where Certificate of Merger will be filed for the Party	Surviving Entity of the Merger (the “Surviving Entity”)	Governing Law
Coastal Defense Inc.	Secretary of State of the State of Delaware	Secretary of State of the State of Pennsylvania	Coastal Defense Inc.	Pennsylvania and Delaware

ANNEX D

OTHER BUSINESS COMBINATION PARTIES

Name of Other Business Combination Party and Jurisdiction of its Organization	Classification of Other Business Combination Party for Purposes of U.S. Federal Income Taxes*	Name of Entity to be Merged into Other Business Combination Party and Jurisdiction of its Organization	Surviving Entity	Governing Law

AIRO Drone LLC, an Illinois limited liability company (“AIRO Drone”)#	Partnership	AIRO Drone Merger Sub, Inc., a Delaware corporation (“AIRO Drone Merger Sub”)	AIRO Drone	Illinois and Delaware

Agile Defense, LLC, a Minnesota limited liability company (“Agile Defense”)#	Partnership	Agile Defense Merger Sub, Inc., a Delaware corporation (“Agile Defense Merger Sub”)	Agile Defense	Minnesota and Delaware

Aspen Avionics, Inc., a Delaware corporation (“Aspen”)	C corporation	Aspen Merger Sub, Inc., a Delaware corporation (“Aspen Merger Sub”)	Aspen	Delaware

Coastal Defense, Inc., a Pennsylvania corporation (“Coastal”)	C Corporation	Coastal Merger Sub, Inc., a Delaware corporation (“Coastal Merger Sub”)	Coastal	Pennsylvani a and Delaware

Jaunt Air Mobility, Inc., a Delaware corporation (“Jaunt”) f/k/a Jaunt Air Mobility LLC	C corporation	Jaunt Merger Sub, Inc., a Delaware corporation (“Jaunt Merger Sub”)	Jaunt	Delaware

Sky-Watch A/S, a Denmark company (“Sky-Watch”)	TBD	Sky-Watch Merger Sub, Inc., a Delaware corporation (“Sky-Watch Merger Sub”)	Sky-Watch	Denmark and Delaware

VRCO LTD., an English company (“VRCO”)	TBD	VRCO Merger Sub, Inc., a Delaware corporation (“VRCO Merger Sub”)	VRCO	England and Delaware

ANNEX E

PRELIMINARY CAPITALIZATION

Shareholder	Shares of Common Stock
Former AIRO Drone Members	3,418,997
Former Agile Defense Members	3,418,997
New Generation Aerospace, LLC	6,837,994
C. Kathuria	1,763,463
J. Burns	1,184,791
J. Uczekaj	606,061
Former Aspen Avionics Shareholders	2,575,758
Former Coastal Defense Shareholders	1,818,182
Former Sky-Watch Shareholders	890,909
Former VRCO Shareholders	1,727,273
Former Jaunt Air Mobility Members	6,060,606
Total	30,303,031

EXHIBIT A

Form of Letter of Transmittal

Attached.

EXHIBIT B

Form of Promissory Note

Attached.

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

January 5, 2022

AIRO Group, Inc., AIRO Group Holdings, Inc., Coastal Merger Sub, Inc., Coastal Defense Inc. and Jeffrey Parker (each a “Party”, and collectively, the “Parties”), being all of the parties to that certain Agreement and Plan of Merger dated October 6, 2021 (the “Merger Agreement”) are parties to this First Amendment to Agreement and Plan of Merger (the “Amendment”).

WHEREAS, any capitalized terms not defined in this Amendment shall have the meaning ascribed to them in the Merger Agreement.

WHEREAS, the Merger Agreement provides as a condition to consummating the Transaction, AIRO Group Holdings, Inc. must, prior to December 15, 2021, receive a letter of intent from a SPAC contemplating a SPAC Merger or an engagement letter from an underwriter contemplating an IPO for a valuation of AIRO Group Holdings, Inc. of at least $850 million.

WHEREAS, the Merger Agreement provides that in the event the Transaction is consummated, but a SPAC Merger or IPO does not occur by December 15, 2021, that the Parties intend, for all legal and Tax purposes, to rescind the Transaction and put the Parties to where they would have been had they not executed and delivered the Merger Agreement and consummated the Transaction.

WHEREAS, the Parties are working diligently towards completing an IPO process, but believe more time is needed to complete the steps necessary to receive an engagement letter from an underwriter contemplating an IPO and to complete the IPO process than is currently provided by the December 15, 2021 deadlines in the Merger Agreement.

WHEREAS, the Parties desire to amend the Merger Agreement to provide additional time to complete the IPO process.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Effective as of the date hereof, the Merger Agreement is hereby amended as follows:

a. Both references to December 15, 2021 in Section 10.17 are replaced with March 31, 2022.

b. The reference to December 15, 2021 in the definition of “Initial Public Offering” in Annex A is replaced with March 31, 2022.

c. The reference to December 15, 2021 in the definition of “SPAC Merger” in Annex A is replaced with March 31, 2022.

d. The reference to December 15, 2021 in the definition of “Termination Date” in Annex A is replaced with March 31, 2022.

IN WITNESS WHEREOF, the Parties have executed this Amendment. as of the date firs written above.

AIRO GROUP, INC.		COASTAL DEFENSE, INC.

By:	/s/ Dr. Chirinjeev Kathuria	By:	/s/ Jeffrey Parker
	Dr. Chirinjeev Kathuria.		Jeffrey Parker,
	Executive Chairman		Vice President

COASTAL MERGER SUB, INC.		JEFFREY PARKER, solely in his capacity as Target Representative

By:	/s/ Dr. Chirinjeev Kathuria	/s/ Jeffrey Parker
	Dr. Chirinjeev Kathuria,	Jeffrey Parker, individually
Executive Chairman

AIRO GROUP HOLDINGS, INC.

By:	/s/ Dr. Chirinjeev Kathuria
Dr. Chirinjeev Kathuria,
Executive Chairman

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

April 26, 2022

AIRO Group, Inc., AIRO Group Holdings, Inc., Coastal Merger Sub, Inc., Coastal Defense, Inc., and Jeffrey Parker, solely in his capacity as Target Representative (each a “Party”, and collectively, the “Parties”), being all of the parties to that certain Agreement and Plan of Merger dated October 6, 2021 as amended by the First Amendment to Agreement and Plan of Merger dated December 17, 2021 (the “Merger Agreement”) are parties to this Second Amendment to Agreement and Plan of Merger (the “Amendment”) effective as of the date hereof (the “Effective Date”).

WHEREAS, any capitalized terms not defined in this Amendment shall have the meaning ascribed to them in the Merger Agreement.

WHEREAS, the Merger Agreement provides as a condition to consummating the Transaction, AIRO Group Holdings, Inc. must, prior to March 31, 2022, receive a letter of intent from a SPAC contemplating a SPAC Merger or an engagement letter from an underwriter contemplating an IPO for a valuation of AIRO Group Holdings, Inc. of at least $850 million.

WHEREAS, the Merger Agreement provides that in the event the Transaction is consummated, but a SPAC Merger or IPO does not occur by March 31, 2022, that the Parties intend, for all legal and Tax purposes, to rescind the Transaction and put the Parties to where they would have been had they not executed and delivered the Merger Agreement and consummated the Transaction.

WHEREAS, the Parties are working diligently towards completing an IPO process, but believe more time is needed to complete the steps necessary to complete the IPO process than is currently provided by the March 31, 2022 deadlines in the Merger Agreement.

WHEREAS, the Parties’ Disclosure Schedules are complete and final as of the Effective

Date.

WHEREAS, the Parties desire to amend the Merger Agreement to provide additional time to complete the IPO process.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Effective as of the date hereof, the Merger Agreement is hereby amended as follows:

a. Section 5.8(c) is replaced in its entirety with the following:

(c) [Reserved].

b. Section 7.1(f) is amended and restated in its entirety to read as follows:

“Holdings must have received a valuation or similar report from an underwriter contemplating an IPO for Holdings common stock with a valuation of Holdings (and the Other Business Combination Parties, on a consolidated basis, prior to such IPO) of at least $850 million, assuming for purposes of such valuation that all Other Business Combinations have occurred.”

c. The contact information for Holdings’, AIRO Group’s and Merger Sub’s legal counsel provided in Section 10.3 is replaced with the following contact information:

Dykema Gossett PLLC

111. E. Kilbourn Avenue, Suite 1050

Milwaukee, WI 53202

Attention: Kate Bechen, Esq.

Email: KBechen@dykema.com

d. The contact information for Target Company’s legal counsel provided in Section 10.3 is replaced with the following contact information:

Bond Schoeneck & King PLLC

Avant Building

200 Delaware Avenue, Suite 900

Buffalo, NY 14202

Attention: Jeffrey P. Gleason, Esq.

Email: JGleason@bsk.com

e. Section 10.17 is amended and restated in its entirety to read as follows:

“Unwind. The Parties acknowledge that but for the anticipated IPO, the Parties would not have executed and delivered this Agreement or contemplated completing the Merger. As a consequence, in the event the Merger closes but the effective time of the IPO does not occur by September 30, 2022, the Parties intend, for all legal and Tax purposes, to rescind the Merger (the “Rescission”) and to put the Parties to where they would have been had they not executed and delivered this Agreement and consummated the Merger. To allow for the Rescission, the Parties agree that the Surviving Entity will operate independently to the extent reasonably possible from the date hereof until the IPO occurs. In the event the IPO does not occur by September 30, 2022, or Holdings learns prior to that time that the IPO will not occur, Holdings will give prompt written notice to the Surviving Entity’s board of directors. Upon receipt of such notice, the Parties agree to execute all documents and take all necessary actions and consummate all necessary transactions to accomplish the Rescission for legal and Tax purposes by restoring the Parties to the position, or as close as possible to the position, they would have been in had the Merger not been consummated; which may include the return of cash payments and Promissory Notes, repurchase of assets and re-issuance of stock. The Parties further agree that in the event the Rescission occurs, for Tax purposes, they will take (and will use their reasonable best efforts to cause the former Target Company Stockholders to take) the position that the Merger and the Rescission had not occurred. Each Party (and each of the former Target Company Stockholders) shall be solely responsible for all costs incurred by such Party (or such former Target Company Stockholder) as part of the Rescission process.”

f. The definition of “D&O Tail Policy” in Annex A is deleted in its entirety.

g. The reference to March 31, 2022 in the definition of “Initial Public Offering” in Annex A is replaced with September 30, 2022.

h. The reference to March 31, 2022 in the definition of “SPAC Merger” in Annex A is replaced with September 30, 2022.

i. The reference to March 31, 2022 in the definition of “Termination Date” in Annex A is replaced with September 30, 2022.

j. The following clause is deleted from the end of the definition of “Transaction Expenses” on Annex A: “including any unpaid costs of the D&O Tail Policy referenced in Section 5.8(c).”

k. Annex D is replaced in its entirety with that revised Annex D attached hereto.

l. Annex E is replaced in its entirety with that revised Annex E attached hereto. The Parties acknowledge and agree that VRCO Ltd. (“VRCO”) is no longer party to a business combination agreement with Holdings and AIRO Group, and the shares previously allocated to the VRCO shareholders have been reserved by Holdings for future allocations of shares and restricted stock awards as set forth on Annex E and as further described on Schedule 4.8 of the Disclosure Schedules attached hereto as Exhibit B.

2. The Disclosure Schedules for Target Company as of the Effective Date are attached hereto as Exhibit A.

3. The Disclosure Schedules for Holdings, AIRO Group and Merger Sub as of the Effective Date are attached hereto as Exhibit B.

[Signature Page on Following Page]

[Signature Page to Second Amendment to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

AIRO GROUP, INC.		COASTAL DEFENSE, INC.

By:	/s/ Joseph Burns	By:	/s/ Jeffrey Parker
	Joseph Burns,		Jeffrey Parker,
	Chief Executive Officer		Vice President

COASTAL MERGER SUB, INC.		JEFFREY PARKER, solely in his capacity as Target Representative

By:	/s/ Joseph Burns	/s/ Jeffrey Parker
	Joseph Burns,	Jeffrey Parker, individually
Chief Executive Officer

AIRO GROUP HOLDINGS, INC.

By:	/s/ Joseph Burns
Joseph Burns,
Chief Executive Officer

[Signature Page to Second Amendment to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

AIRO GROUP, INC.		COASTAL DEFENSE, INC.

By:	/s/ Joseph Burns	By:	/s/ Jeffrey Parker
	Joseph Burns,		Jeffrey Parker,
	Chief Executive Officer		Vice President

COASTAL MERGER SUB, INC.		JEFFREY PARKER, solely in his capacity as Target Representative

By:	/s/ Joseph Burns	/s/ Jeffrey Parker
	Joseph Burns,	Jeffrey Parker, individually
Chief Executive Officer

AIRO GROUP HOLDINGS, INC.

By:	/s/ Joseph Burns
Joseph Burns,
Chief Executive Officer

ANNEX D

OTHER BUSINESS COMBINATION PARTIES

Name of Other Business Combination Party and Jurisdiction of its Organization	Classification of Other Business Combination Party for Purposes of U.S. Federal Income Taxes	Name of Entity to be Merged into Other Business Combination Party and Jurisdiction of its Organization	Surviving Entity	Governing Law

AIRO Drone LLC, an Illinois limited liability company (“AIRO Drone”)	Partnership	AIRO Drone Merger Sub, LLC, a Delaware limited liability company	AIRO Drone	Illinois and Delaware

Agile Defense, LLC, a Minnesota limited liability company (“Agile Defense”)	Partnership	Agile Defense Merger Sub, LLC, a Delaware limited liability company	Agile Defense	Minnesota and Delaware

Aspen Avionics, Inc., a Delaware corporation (“Aspen”)	C corporation	Aspen Merger Sub, Inc., a Delaware corporation	Aspen	Delaware

Coastal Defense Inc., a Pennsylvania corporation (“Coastal”)	C Corporation	Coastal Merger Sub, Inc., a Delaware corporation	Coastal	Pennsylvania and Delaware

Jaunt Air Mobility, LLC, a Delaware limited liability company (“Jaunt”)	C corporation	Jaunt Merger Sub, LLC, a Delaware limited liability company	Jaunt	Delaware

Sky-Watch A/S, a Denmark company (“Sky-Watch”)	TBD	N/A	Sky-Watch	Denmark and Delaware

ANNEX E

PRELIMINARY CAPITALIZATION

Shareholder	Shares of Common Stock
Former AIRO Drone Members	3,418,997
Former Agile Defense Members	3,418,997
New Generation Aerospace, LLC	6,837,994
C. Kathuria	1,763,463
J. Burns	1,184,791
J. Uczekaj	606,061
Former Aspen Avionics Shareholders	2,575,758
Former Coastal Defense Shareholders	1,818,182
Former Sky-Watch Shareholders	890,909
Former Jaunt Air Mobility Members	6,060,606
Reserved Equity Pool	1,727,273
Total	30,303,031

EXHIBIT A

Target Company Disclosure Schedules

See attached.

EXHIBIT B

AIRO Group, Holdings, and Merger Sub Disclosure Schedules

See attached.

THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER

August 25, 2022

AIRO Group, Inc., AIRO Group Holdings, Inc., Coastal Defense, Inc. and Jeffrey Parker (each a “Party”, and collectively, the “Parties”), being parties to that certain Agreement and Plan of Merger dated October 6, 2021, as amended (the “Merger Agreement”) are parties to this Third Amendment to Agreement and Plan of Merger (the “Amendment”). Coastal Merger Sub, Inc. is not a party to this Amendment as it merged into Coastal Defense, Inc. on April 26, 2022 upon consummation of the transactions contemplated by the Merger Agreement, ceasing its separate corporate existence.

WHEREAS, any capitalized terms not defined in this Amendment shall have the meaning ascribed to them in the Merger Agreement.

WHEREAS, the Merger Agreement provides that in the event the Transaction is consummated, but a SPAC Merger or IPO does not occur by September 30, 2022, that the Parties intend, for all legal and Tax purposes, to rescind the Transaction and put the Parties to where they would have been had they not executed and delivered the Merger Agreement and consummated the Transaction.

WHEREAS, the Parties desire to amend the Merger Agreement to eliminate the unwind right.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Effective as of the date hereof, the Merger Agreement is hereby amended as follows:

a. Section 10.17 is deleted in its entirety and reserved.

b. The definition of “Initial Public Offering” in Annex A is amended to read as follows:

“Initial Public Offering” or “IPO” means any underwritten public offering from Holdings pursuant to a registration statement filed in accordance with the Securities Act of 1933, as amended; and the “effective time” of an IPO means the time such IPO is declared effective by the United States Securities Exchange Commission.”

c. The definition of “SPAC Merger” in Annex A is amended to read as follows: “SPAC Merger” is a business combination transaction between a SPAC and Holdings.”

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

AIRO GROUP:		COASTAL DEFENSE, INC.

By:	/s/ Joseph Burns	By:	/s/ Jeffrey Parker
	Joseph Burns,		Jeffrey Parker,
	CEO		Vice President

AIRO GROUP HOLDINGS, INC.		JEFFREY PARKER, solely in his capacity as Target Representative

By:	/s/ Joseph Burns	/s/ Jeffrey Parker
	Joseph Burns,	Jeffrey Parker, individually

Signature Page to Third Amendment to Agreement and Plan of Merger